As filed with the U.S. Securities and Exchange Commission on May 7, 1999
                                                         SEC File No.: 333-72345



================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           AMENDMENT NO. 2 TO FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                -----------------


                      TECHNICAL ENVIROMENT SOLUTIONS, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

       COLORADO                        3273                     98-0149351
 --------------------------   -------------------------     ------------------
(State or other jurisdiction      (Primary Standard          (I.R.S. Employer
   of incorporation or        Industrial Classification     Identification No.)
      organization)                   Code No.)


                                  C/O TES GmbH
                                25 Impler Strasse
                                  81371, Munich
                                     Germany
       (Address of registrant's principal executive offices)(Postal Code)
                                 ---------------
                                   Copies to:

        Henry F. Schlueter                                Paul Maricle
   Schlueter & Associates, P.C.                       Rossi & Maricle P. C.
   1050 17th Street, Suite 1700                    370 17th Street, Suite 4250
      Denver, Colorado  80265                     Denver, Colorado  80202-4004
          (303) 292-3883                                 (303) 623-5600
                                  -----------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. /___/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /___/

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /___/ If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /___/



                                             CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Title of each class of      Amount to        Proposed maximum     Proposed maximum        Amount of
   Securities to be            to be             offering            aggregate           registration
     registered            registered(1)     price per share(2)    offering price            fee
--------------------------------------------------------------------------------------------------------

Common Stock,
no par value                 8,300,237            $3.00             $24,900,711            $6,923.00 (3)
--------------------------------------------------------------------------------------------------------

(1) Based on the number of shares of TES common stock to be issued to the stockholders of ENTECS upon consummation of the merger as provided in the merger agreement attached as Appendix A to the proxy statement/prospectus forming a part of this Registration Statement.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 adopted under the Securities Act of 1933, as amended.


(3)  Fee previously paid with initial filing.


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[ENTECS LOGO]

[________________, 1999]

Dear Stockholder:

     I am pleased to forward the enclosed proxy statement/prospectus for the special meeting of stockholders of Environmental Technologies and Software Solutions, Inc. ("ENTECS") to be held on ______________, 1999 at ____ a.m. local time, at ENTECS' facilities located at 25 Impler Strasse, 81371, Munich, Germany. The purpose of the special meeting is vote upon the combination of ENTECS with Technical Environment Solutions, Inc. ("TES") through the merger of TES Acquisition Corp. ("TES Acquisition"), a wholly-owned subsidiary of TES, with and into ENTECS.

     The merger is subject to the terms and conditions of an agreement and plan of merger, dated as of ________________, 1999, by and among TES, TES Acquisition, and ENTECS. In the merger, TES Acquisition will be merged with and into ENTECS; ENTECS will be the surviving corporation and will become a wholly-owned subsidiary of TES. As a result of the merger, each outstanding share of ENTECS' common stock will be converted, without any action on the part of the stockholder, into the right to receive 6.93 shares of TES common stock. The shares of TES common stock held by TES stockholders prior to the merger will remain unchanged by the merger. Based on the number of shares of ENTECS common stock outstanding as of December 31, 1998, we expect that, as a result of the merger, TES will issue approximately 11,355,643 million shares of TES common stock.

     The ENTECS board of directors has carefully reviewed and considered the terms and conditions of the merger agreement and the proposed merger. The board unanimously believes the terms and conditions of the merger agreement and the proposed merger are fair to, and in the best interest of, the ENTECS stockholders. The board has unanimously approved the terms and conditions of the merger agreement and the merger, and unanimously recommends that the ENTECS stockholders vote "For" approval of the merger agreement and the merger.

     The merger agreement and the consummation of the merger must be approved by the holders of a majority of the outstanding shares of ENTECS common stock. Your vote on this matter is very important. We urge you to review carefully the enclosed material and to return your proxy promptly.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOU PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. YOU SHOULD NOT SEND IN THE STOCK CERTIFICATE(S) FOR YOUR ENTECS COMMON STOCK AT THIS TIME.

     On behalf of the board, I thank you for your support and urge you to vote FOR approval of the merger agreement and the consummation of the merger.

                                        Sincerely,

                                        ----------------------------------------
                                        Gerd Behrens, President

             ENVIRONMENTAL TECHNOLOGIES AND SOFTWARE SOLUTONS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ____________________, 1999

To the Stockholders of Environmental Technologies and Software Solutions, Inc.


NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Environmental Technologies and Software Solutions, Inc., a Colorado corporation ("ENTECS"), will be held at ________a.m., local time, on __________________, 1999 at ENTECS'
facilities located at 25 Impler Strasse, 81371, Munich, Germany for the following purposes:

     1. To vote upon a proposal to approve (a) the agreement and plan of merger, dated as of _________________, 1999, by and among Technical Environment Solutions, Inc., a Colorado corporation ("TES"), TES Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of TES ("TES Acquisition"), and ENTECS, and (b) the merger of TES Acquisition with and into ENTECS. Upon the merger, among other things, ENTECS will become a wholly-owned subsidiary of TES, and each outstanding share of ENTECS common stock, no par value per share, will be converted, without any action on the part of the stockholder, into the right to receive 6.93 shares of TES common stock.

     2. To grant the board of directors of ENTECS discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement and the merger.

     3. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     The foregoing items of business are more fully described in the proxy statement/prospectus, which is attached to and made a part of this notice, and which you are urged to read carefully.

     The board of directors has fixed the close of business on _____________, 1999 as the record date for determining stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. Approval of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the outstanding shares of ENTECS common stock.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              ----------------------------------
                                              Frank Behrens, Secretary
[LOCATION]
__________, 1999

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                           PROXY STATEMENT/PROSPECTUS

                   ENVIRONMENTAL TECHNOLOGIES SOLUTIONS, INC.
                                 PROXY STATEMENT



                      For Special Meeting of Stockholders
                      To be Held on _____________________


     The boards of directors of Technical Environment Solutions, Inc. ("TES") and Environmental Technologies and Software Solutions, Inc. ("ENTECS") have agreed to merge TES Acquisition Corp. ("TES Acquisition"), a subsidiary of TES, into ENTECS. ENTECS would become a wholly-owned subsidiary of TES. ENTECS stockholders would receive 6.93 shares of TES common stock for each share of ENTECS common stock which they owned before the merger.

     Your vote on the merger is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the special meeting of ENTECS stockholders and was prepared by management for the board of directors.

     This proxy statement was first mailed to stockholders on ____________, 1999.


--------------------------------------------------------------------------------

                     TECHNICAL ENVIRONMENT SOLUTIONS, INC.

                                   PROSPECTUS

                     ______________ Shares of Common Stock
                                  no par value


     The merger cannot be completed unless the ENTECS stockholders approve it. The ENTECS board of directors has scheduled a special meeting of stockholders to vote on the merger as follows:

--------------------------------------------------------------------------------
                                 (Day and Date)

--------------------------------------------------------------------------------
                                     (Time)

--------------------------------------------------------------------------------
                                     (Place)

     This document gives you detailed information about the two companies and the proposed merger. TES has provided the information about TES and ENTECS has provided the information about ENTECS. Please see "Additional Information" on page __ for additional information about TES and ENTECS on file with the U.S. Securities and Exchange Commission.

                        ---------------------------------

The above matters are discussed in detail in this proxy statement/prospectus. The proposed merger is a complex transaction. You should read and carefully consider this entire proxy statement/prospectus, particularly the risk factors beginning on page __.
                        ---------------------------------

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                        ---------------------------------

                               ___________, 1999.

TABLE OF CONTENTS



                                                                         Page

Question and Answers About the ENTECS/TES Merger                           6
Summary                                                                    9
         General ......................................................    9
         The Parties, Affiliation and Market
          Information..................................................    9
         The Special Meeting ..........................................   10
         The Merger ...................................................   11
         Summary Historical and Pro Forma Financial Data ..............   12
Risk Factors ..........................................................   16
         TES May Not Be Able to Profitably Operate Its Own Recycling
          Facility or Its Own Job Training Program ....................   16
         TES Needs Additional Financing ...............................   16
         TES is Dependent on Certain Key Employees ....................   16
         TES Derives a Significant Portion of its Revenues
          from One Customer ...........................................   16
         TES' Business is Dependent upon Environmental Regulation .....   17
         TES and its Customers are Subject to Regulation ..............   17
         TES is Exposed to Potential Environmental Liability ..........   17
         Trading of TES' Securities on the Electronic Bulletin Board
          and Classification as Penny Stock May Negatively Impact
          the Liquidity of TES' Securities ............................   17
         TES Must Respond to Technological Change .....................   18
         TES Faces Competition From Other Recyclers and From
         New Products and Materials ...................................   18
         There is a Limited Public Market for TES' Common Stock .......   18
         TES' Stock Price May Fluctuate Based on Internal
          and External Factors ........................................   19
         TES' Management Doesn't Intend to Pay Dividends ..............   19
         Current Management Will Continue to Control TES After
          the Merger ..................................................   19
         The Trading Price of TES' Stock Could be Negatively Affected
          by Future Sales of the Shares to be Issued in the Merger
          and Upon Exercise of Options Which Could be Granted in
          the Future ..................................................   19
Forward-Looking Statements ............................................   19
The Special Meeting ...................................................   20
         General ......................................................   20
         Matters to be Considered at the Special Meeting ..............   20
         Voting at the Special Meeting; Record Date; Abstentions ......   21
         Proxies ......................................................   21
         Dissenters' Rights ...........................................   22
         Expenses of Solicitation .....................................   22
         Recommendation of the Board of Directors .....................   22
The Merger ............................................................   23
         Background and Reasons for the Merger ........................   23
         Effects of the Merger.........................................   23
         Recommendation of the Board of Directors .....................   24
         Federal Income Tax Considerations in the United States .......   24
         Income Tax Considerations in Germany .........................   25
         Dissenters' Rights ...........................................   27
         Interests of Certain Persons in the Merger ...................   27

         Financing of the Merger ......................................   29
         Accounting Treatment .........................................   29
The Merger Agreement ..................................................   30
         General ......................................................   30
         Effective Time of the Merger .................................   30
         Exchange of Certificates .....................................   30
         Fractional Shares ............................................   30
         Representations ..............................................   31
         Conduct of Business Pending the Merger .......................   31
         Conditions to Consummation of the Merger .....................   32
         Termination ..................................................   33
         Expenses and Fees ............................................   34
Unaudited Pro Forma Combined Condensed Financial Statements ...........   35
         Technical Environment Solutions, Inc. and Environmental
          Technologies and Software Solutions, Inc. Pro Forma
          Combined Condensed Balance Sheet ............................   36
         Technical Environment Solutions, Inc. and Environmental
          Technologies and Software Solutions, Inc. Pro Forma
          Combined Condensed Statement of Operations for the Year
          ended December 31, 1998 .....................................   37
         Technical Environment Solutions, Inc. and Environmental
          Technologies and Software Solutions, Inc. Notes to Pro
          Forma Combined Condensed Financial Statements ...............   38
Selected Financial Data of TES ........................................   39
TES Management's Discussion and Analysis of Financial Condition
          and Results of Operations ...................................   40
Selected Financial Data of ENTECS .....................................   44
ENTECS Management's Discussion and Analysis of Financial Condition
          and Resultsof Operations ....................................   45
Business of TES .......................................................   46
Business of ENTECS ....................................................   53
Material Contracts Between TES and ENTECS .............................   56
Security Ownership of Certain Beneficial Owners and Management of TES .   58
Directors and Executive Officers of TES ...............................   59
Certain Relationships and Related Transactions ........................   63
Security Ownership of Certain Beneficial Owners and
          Management of ENTECS ........................................   64
Directors and Executive Officers of ENTECS ............................   65
Description of TES Capital Stock ......................................   67
Legal Opinions ........................................................   67
Experts ...............................................................   67
Additional Information ................................................   68
Index to Financial Statements .........................................   69

Appendix A -- Agreement and Plan of Merger (1)
Appendix B -- Opinion of Schlueter & Associates, P.C.
Appendix C -- Opinion of Rossi & Maricle, P.C.
Appendix D -- Section 7-113-102 of the Colorado Business Corporation Act

(1) Previously filed.

                              QUESTIONS AND ANSWERS
                           ABOUT THE ENTECS/TES MERGER


Q:   Why are the two companies proposing to merge?

A: The companies have complementary product lines. After the merger, we expect to offer customers a wider range of environmental protection products and to capture a larger market share for these products.

     In addition, after the merger, TES will have a larger base of existing customers, allowing us to target these customers with incremental product and service offerings and to increase revenues from these offerings.

     Also, if we are successful in integrating the ENTECS and TES products and thus expanding our sales, the larger base of products and sales revenue should make it easier for us to raise additional capital.

     To review the reasons for the merger in greater detail, please see pages __ through __.

Q:   What will I receive in the merger?

A: Each ENTECS stockholder will receive 6.93 shares of TES common stock for each share of ENTECS common stock they own as of the date of the merger. No fractional shares will be issued in connection with the merger. Rather, ENTECS stockholders will receive cash instead of fractional shares.

     If you own shares of TES common stock as of the date of the merger, you will continue to hold those shares after the merger.

Q: What will the relative ownership percentages of the ENTECS and TES stockholders be following the merger?

A:   Immediately after the merger, TES stockholders will own approximately 31.5%
     of  the   outstanding   TES  shares  and  ENTECS   stockholders   will  own
     approximately 68.5% of the outstanding TES shares.

Q: When will ENTECS stockholders be permitted to sell the TES shares they receive in the merger?

A: Immediately following the merger, each ENTECS stockholder, except those who are officers, directors, or 10% stockholders of TES, will be entitled to sell or transfer the TES common stock received by that stockholder in the merger.

Q:   When and where is the meeting?

A: The ENTECS meeting is scheduled to take place on ________, 1999 at 9:00 a.m. at 25 Impler Strasse, 81371, Munich, Germany.

Q:   When do you expect the merger to be completed?

A: We expect to complete the merger shortly after receiving stockholder approval at the meeting.

Q:   What do I need to do now?

A: If you are an ENTECS stockholder, please carefully read and consider the information contained in this document, then fill out and sign your proxy card. Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. Your proxy card will instruct the persons named on the card to vote your shares at the meeting as you direct on the card. If you do not vote or you abstain, the effect will be a vote against the merger. The Board of Directors of ENTECS unanimously recommends that you vote in favor of the proposed merger.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q:   May I change my vote after I have mailed my signed proxy card?

A: You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to ENTECS at 25 Impler Strasse, 81371, Munich, Germany. Third, you can attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q.   Should I send in my stock certificates now?

A: No. After the merger is completed, ENTECS stockholders will receive written instructions for exchanging their stock certificates. TES stockholders will keep their existing certificates.

Q:   What are the tax consequences of the merger?

A: It is anticipated that the exchange of shares by ENTECS stockholders in the merger will be tax-free to ENTECS stockholders for U.S. federal income tax purposes, except for taxes due on cash received instead of fractional shares. The merger will be tax free to TES stockholders for U.S. federal income tax purposes. However, its anticipated that there may be tax liability which may be incurred to German citizens under Germany's tax provisions. To review the tax consequences to stockholders in greater detail, see pages __ through __.

Q: What will the ENTECS stockholders' tax basis be in the TES common stock they receive in the merger?

A: The tax basis in the shares of TES common stock each ENTECS stockholder receives in the merger will equal the current tax basis in such stockholder's ENTECS common stock, reduced by the amount of basis allocable to fractional shares for which the stockholder receives a cash payment.

Q.   Who can help answer my questions about the merger?

A.   If you have more questions about the merger, you should contact:

                            Gerd Behrens, President
                            Technical Environment Solutions, Inc.
                            25 Impler Strasse
                            81371, Munich
                            Germany

                                     SUMMARY


     The following is a brief summary of certain information contained elsewhere in this proxy statement/prospectus. We refer you to the more detailed information contained in this proxy statement/prospectus and the appendices to this proxy statement/prospectus.

General

     This proxy statement/prospectus relates to the proposed merger of TES Acquisition with and into ENTECS in accordance with an agreement and plan of merger, dated ________, 1999. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

                 The Parties, Affiliation and Market Information
                 -----------------------------------------------

TES TES is a non-operating holding company which conducts operations in Germany through two wholly-owned German subsidiaries - Technical Environment Solutions GmbH and TES Oecon AG. Since 1994, TES has been engaged in the marketing of recycling services on a contract basis primarily for electronic scrap and other valuable waste materials in cooperation with specialist waste disposal companies. The address and telephone number for TES and its subsidiaries are: Technical Environmental Solutions, Inc., c/o TES GmbH, 25 Impler Strasse, 81371, Munich, Germany; Telephone No. 49 089 720 15 100.

ENTECS ENTECS is a non-operating holding company which conducts operations entirely in Germany through two wholly-owned German subsidiaries - ENTECS Umwelttechnik GmbH and ENTECS Software und Umweltmanagement GmbH. ENTECS is active in the recycling of various waste products within the environmental protection industry, which is expected to grow rapidly due to increasing investments being made to comply with environmental regulation by both private enterprises and public institutions. The environmental protection industry is also expected to continually create new jobs because of the dynamic growth in the area. ENTECS holds the exclusive licensing rights to a new recycling system for the capture and re-use of cement waste and waste water that is generated by concrete mixing plants. The system, known as the "BRS-Compact," is in the process of being patented both as a technology and as a process. ENTECS' subsidiary, ENTECS
                    Umwelttechnik GmbH, owns an artificial peat production system which produces three grades of high-quality all-natural artificial peat products. The address and telephone number for ENTECS and its subsidiaries is Environmental Technologies and Software Solutions, Inc., c/o ENTECS Umwelttechnik GmbH, 25 Impler Strasse, 81371, Munich Germany; Telephone No. 49 089 720 15 300.

Affiliation         TES and ENTECS may be considered to be  "affiliates" as that term is defined in the rules and regulations under the Securities Act of 1933, as amended because of the common stock ownership of the two companies vested in members of the Behrens family, and the directorships and executive offices held by Gerd Behrens and Frank Behrens in both companies. Further, members of the Behrens family may be considered to be "promoters" and "parents" of both TES and ENTECS within the meaning of the rules and regulations promulgated under the Securities Act.

Market
Information         TES'  common  stock  began  trading in the  over-the-counter market during the fourth calendar quarter of 1998. The first quotation for TES' common stock was reported in the NASD's
                    Electronic Bulletin Board on October 23, 1998. The high bid during the period from October 23 to December 31, 1998, was $3.50 and the low bid was $0.75. The closing bid price was $1.75 and the closing ask price was $3.625 on March 31, 1999.

                    There is no public market for ENTECS' common stock. From inception to the present, ENTECS offered its common stock in private sales at prices ranging from $5.81 per share to $7.00 per share.

                               The Special Meeting


Time, Date and
Place The special meeting of ENTECS' stockholders will be held on _______________, 1999, at _______ a.m., local time, at 25
                    Impler Strasse, 81371, Munich, Germany.

Record Date;
Shares Entitled
to Vote Only holders of record of shares of ENTECS common stock at the close of business on ___________, 1999 are entitled to notice of and to vote at the ENTECS special meeting. As of that date, there were _______________ shares of ENTECS common stock outstanding. Each share will be entitled to one vote on each matter acted upon at the special meeting.

Purpose of the
Meeting The purpose of the ENTECS special meeting is to vote upon a proposal to approve the merger agreement and the merger of TES Acquisition with and into ENTECS.

Votes Required      The merger  must be approved by the holders of a majority of
                    the   outstanding   shares  of  ENTECS  common  stock.   TES
                    stockholders do not need to approve the merger; however, the board of directors of TES has approved the merger and TES, as the sole stockholder of TES Acquisition, will vote in favor of the merger. The officers and directors of ENTECS, who beneficially own 890,000 shares of ENTECS common stock, or approximately 54.3% of issued and outstanding shares, have advised that they intend to vote all shares which they beneficially own in favor of the merger.

Dissenters'
Rights Any holder of record of ENTECS common stock who does not vote in favor of the merger and delivers a demand for payment prior to the vote on the merger at the ENTECS special meeting may demand payment for his or her shares if the merger is approved. Failure to comply in a timely manner with each of the procedural requirements specified by Colorado law will result in the loss of dissenters' rights. See "The Merger - Dissenters' Rights."

Special Approvals   Except for the  registration  statement  of which this proxy statement/prospectus is a part being declared effective by the United States Securities and Exchange Commission and the filings that must be made with the Colorado Secretary of State's office to effect the merger, management is not aware of any federal or state regulatory compliance requirements that must be met or approvals that must be obtained for the merger to occur.


                                   The Merger

Effects of the
Merger Upon consummation of the merger, TES Acquisition, a wholly-owned subsidiary of TES, will be merged with and into ENTECS and ENTECS will become a wholly-owned subsidiary of TES. Each share of ENTECS common stock outstanding immediately prior to the merger will be converted into the right to receive 6.93 shares of TES common stock. Based upon the number of shares of ENTECS common stock expected to be outstanding immediately prior to the merger, the stockholders of ENTECS will have the right to receive an aggregate of approximately 11,355,650 shares of TES common stock upon consummation of the merger, which will constitute approximately 68.5% of the TES common stock issued and outstanding after the merger.

                    Following  the merger,  the board of  directors  of TES will consist of Gerd Behrens, Frank Behrens, and Dieter Gastinger. Jutta Behrens, who is presently a director of
                    TES, and Yvonne Marquard, who is presently a director of ENTECS, will resign at the effective time of the merger. The executive officers of TES following the merger are anticipated to be: Gerd Behrens-Chairman of the Board and President, Frank Behrens-Secretary and a Director, Jutta Behrens-Treasurer, and Dieter Gastinger-Senior Vice President. The articles of incorporation and bylaws of TES, as in effect at this time, will govern the rights, duties and privileges of the TES stockholders after the merger. Management does not believe that there are any material differences between the rights set forth in the articles of incorporation and bylaws of ENTECS and those set forth in the articles of incorporation and bylaws of TES.

Reasons for the
Merger The companies have complementary product lines. After the merger, we expect to offer customers a wider range of environmental protection products and to capture a larger market share for these products. As a result, management expects the merger to result in administrative efficiencies, increased financial strength, and increased market potential, including global markets, for the added products that TES will acquire from ENTECS. Management expects that TES will be able to better position itself in the environmental protection industry as a result of the merger with a combination of ENTECS' innovative technologies and TES' certified recycling services. Management believes that as a result of the merger, TES also will be more efficient in its services to its customers and assistance to them in complying with government environmental regulation since all activities will be conducted under the umbrella of TES. In addition, after the merger, TES will have a larger base of existing customers, allowing us to target these customers with incremental product and service offerings and to increase revenues from these offerings. Also, if we are successful in integrating the ENTECS and TES products and thus expanding our sales, the larger base of products and sales revenue should make it easier for us to raise additional capital.

Recommendation
of the Board of
Directors           ENTECS'  board of  directors  has  approved  the  merger  by unanimous vote, believes the merger is in the best interests of ENTECS' stockholders, and recommends its approval by ENTECS stockholders.

Certain United
States Federal
Income Tax
Considerations      Management   expects  that  the  merger  will  constitute  a
                    tax-free reorganization for federal income tax purposes and that ENTECS stockholders who are U.S. citizens will not recognize gain with respect to the shares of TES common stock received by them as a result of the merger. See "The
                    Merger - United States Federal Income Tax Considerations."

Certain German
Income Tax
Considerations      Management   expects  that  some  ENTECS   stockholders  may
                    recognize taxable income for German income tax purposes with respect to the shares of TES common stock received by them as a result of the merger. See "The Merger - Income Tax
                    Considerations in Germany."

Effective Time of
the Merger          Management   expects  the  merger  to  become  effective  on
                    ____________, 1999, at the time the articles of merger between ENTECS and TES Acquisition are filed with the Colorado Secretary of State and certain other conditions set forth in the merger agreement are satisfied. See "The Merger
                    Agreement - Effective Time of the Merger."

                 Summary Historical and Pro Forma Financial Data

     Set forth below are summary historical financial data and comparative per-share data of TES and ENTECS. The summary historical financial data and comparative per-share data are based upon the historical financial statements of TES and ENTECS, including the notes to those financial statements, included at the end of this proxy statement/prospectus, and should be read in conjunction with those financial statements. The summary pro forma combined condensed financial data should be read in conjunction with the unaudited pro forma combined condensed financial statements, including the notes to those unaudited pro forma financial statements, appearing elsewhere in this proxy statement/prospectus.



                                           Technical Environment Solutions, Inc.
                                                  Summary Financial Data


                                                                      Year Ended December 31,
                                       -----------------------------------------------------------------------------------
                                           1995               1996              1997             1998              1998
Statement of Operations Data:               DM                 DM                DM               DM              US $
                                       -----------------------------------------------------------------------------------
Sales                                      577,564           293,814           427,822           610,056           365,960
Gross Profit                               226,200           116,471           248,132           407,882           244,680
Income (loss) from operations              (97,772)         (165,143)         (638,564)         (996,486)         (597,772)
Net income (loss)                         (121,587)         (207,420)         (666,092)       (1,066,813)         (639,960)
Earnings (loss) per share                    (0.08)            (0.14)            (0.40)            (0.61)            (0.37)


                                                         December 31, 1998
                                                         -----------------
                                                       DM                 US $
                                                     ------              ------
Balance Sheet Data:
 Working capital                                    (168,467)          (101,060)
 Current assets                                      292,335            175,366
 Current liabilities                                 460,802            276,426
 Total assets                                        814,977            488,888
 Total liabilities                                   979,471            587,565
 Stockholders' equity                               (164,494)           (98,677)


                                       14





             Environmental Technologies and Software Solutions, Inc.
                             Summary Financial Data


                                              Year Ended December 31,
                                              -----------------------
                                          1997         1998          1998
                                          ----         ----          ----
Statement of Operations Data:              DM           DM            US $

Revenue                                     --          69,369        41,613
Income (loss) from Operation            (343,614)   (1,393,650)     (827,622)
Net income (loss)                       (344,625)   (1,378,707)     (817,775)
Earnings (loss) per share                  (0.33)        (0.99)        (0.59)

                                                        December 31, 1998
                                                        -----------------
                                                        DM            US $
                                                      ------         ------
Balance Sheet Data:
  Working capital (deficit)                            (78,743)      (47,235)
  Current assets                                       571,462       342,809
  Current liabilities                                  650,205       390,044
  Total assets                                       2,527,699     1,516,315
  Total liabilities                                    650,205       390,044
  Stockholders' equity                               1,877,494     1,126,271



                                       15




                      Technical Environment Solutions, Inc.
                                       and
             Environmental Technologies and Software Solutions, Inc.
          Summary Unaudited Pro Forma Combined Condensed Financial Data


                                                             Year Ended
                                                          December 31, 1998
                                                          -----------------
                                                                 DM
Statement of Operations Data:
  Sales                                                         679,425
  Gross profit                                                  463,247
  Net income (loss)                                          (2,445,520)
  Income (loss) per share                                        (0.19)

                                                          December 31, 1998
                                                          -----------------
                                                                 DM
Balance Sheet Data:
  Working capital                                              (247,210)
  Current assets                                                863,797
  Current liabilities                                         1,111,007
  Total assets                                                3,054,007
  Total liabilities                                           1,341,007
  Stockholders' equity                                        1,713,000




                                  RISK FACTORS


     The risk factors discussed below should be considered in conjunction with the other information contained in this proxy statement/prospectus.

     TES May Not be Able to Profitably Operate Its Own Recycling Facility or Its Planned Job Training Program . Although TES has been in business since 1994, until recently its operations consisted mainly of the marketing and sale of recycling services to larger companies. TES did not have its own recycling facility but contracted as a "middle-man" to deliver material from larger companies to certain recyclers. Approximately one year ago, TES commenced operating its own recycling facility. There can be no assurance that it will be able to successfully market and conduct its recycling services. Further, although TES has developed plans to open a job training program for the recycling industry, there can be no assurance that it will be able to successfully open its job training facility or that, if opened, TES will be able to operate the facility on a profitable basis. There can be no assurance that, even after the expenditure of substantial funds and efforts, TES will ever achieve or maintain an adequate level of business or profitability. The failure to successfully market, sell, and conduct recycling operations would have a material adverse effect on TES' financial condition and results of operations. The failure to successfully open its job training facility and operate that facility on a profitable basis could also have a material adverse effect on TES' financial condition and results of operations.

     TES Needs Additional Financing. TES' business is capital intensive. TES is currently experiencing a liquidity crisis and must raise additional funds. Further, TES has not generated sufficient cash-flow to fund its operations and activities. TES has no commitments for any future financing and there can be no assurance that TES will be able to obtain additional financing in the future from either debt or equity financings, bank loans, or other sources on acceptable terms or at all. If available, any additional equity financings may be dilutive to TES' stockholders and any debt financings may contain restrictive covenants and additional debt service requirements, which could adversely affect TES' operating results. If TES is unable to obtain necessary financing, it will be required to significantly curtail its activities or cease operations.

     TES Is Dependent on Certain Key Employees. TES' success depends to a significant extent upon the continued services of Gerd Behrens, its president, and Frank Behrens, its secretary, and after the merger it will also depend on the services of Dieter Gastinger, a director and consultant to ENTECS. The loss of any of these persons could have a material adverse effect on TES' results of operations. Further, TES believes that its success will depend in large part upon its ability to attract and retain highly skilled technical, managerial, sales, and marketing personnel. There can be no assurance that TES will be successful in attracting and retaining the personnel it requires to develop and market its recycling business or its job training program in a successful manner. Presently, TES' wholly owned subsidiary, TES GmbH, has entered into an employment agreement with Gerd Behrens to ensure the availability of his services to the subsidiary. The employment agreement may be terminated by either party only upon six months notice. In addition, TES has a consulting agreement with Frank Behrens personal consulting firm.

     TES Derives a Significant Portion of its Revenues from One Customer. A significant portion of TES' revenues have been derived from a limited number of customers. In fiscal 1998, revenues from TES' largest customer amounted to 10% of its total revenues, and in fiscal 1997, four customers each accounted for

10%, or 40% total, of TES' total revenues. TES' management expects that TES will continue to be dependent upon a limited number of customers for significant portions of its revenues in future periods. There can be no assurance that revenues from customers that accounted for significant revenues in past periods, individually or as a group, will continue, or if continued will reach or exceed historical levels in any future period. TES' operating results may in the future be subject to substantial period-to-period fluctuations as a consequence of such customer concentration.

     TES' Business is Dependent on Environmental Regulation. German federal, state, and local environmental legislation and regulations mandate stringent waste management and operations practices, which require substantial capital expenditures and often impose strict liabilities for non-compliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the technology and services being developed or offered by TES. The level of enforcement activities by federal, state, and local environmental protection and related agencies, and changes in regulations and waste generator compliance activities, will also affect demand. To the extent that the burdens of complying with such laws and regulations may be eased as a result of, among other things, political factors, or that suppliers of manufacturing by-products and other industrial wastes find alternative means to comply with applicable regulatory requirements, TES' ability to procure such by products and wastes and the demand for its services could be adversely affected, which could have a material adverse effect on TES' business, financial condition, and results of operations. Any changes in these regulations which increase compliance standards may require TES to change or improve its processes.

     TES and its Customers are Subject to Regulation. TES and its customers operate in a highly regulated environment, and any future facilities may be required to have various federal, state, and/or local government permits and authorizations, registrations, and/or exemptions. Any of these permits or approvals may be subject to denial, revocation, or modification under various circumstances. Failure to comply with the conditions of such permits, approvals, registrations, authorizations, or exemptions may adversely affect the operation of TES' business and may subject TES to federal, state, or locally-imposed penalties. TES' ability to satisfy the permitting requirements for a particular facility does not assure that permitting requirements for other facilities will be satisfied. In addition, if new environmental legislation is enacted or current regulations are amended or are interpreted or enforced differently, TES or its customers may be required to obtain additional operating permits, registrations, certifications, exemptions, or approvals. There can be no assurance that TES or its customers will meet all of the applicable regulatory requirements.

     TES is Exposed to Potential Environmental Liability. TES' business exposes it to the risk that harmful substances may be released or escape into the environment from its facilities, processes, or equipment, resulting in potential liability for the clean-up or re-mediation of the release and/or potential personal injury associated with the release. Additionally, TES is potentially subject to regulatory liability for the generation, transportation, treatment, storage, or disposal of waste, both hazardous and non-hazardous, if it does not act in accordance with the requirements of federal or state hazardous waste regulations or facility specific regulatory determinations, authorizations, or exemptions.

     TES also may be exposed to certain environmental risks resulting from the actions of the suppliers of the products that it recycles and other suppliers of industrial waste. Although TES maintains general liability insurance, this insurance is subject to coverage limits and generally excludes coverage for losses or liabilities related to environmental damage or pollution. Although TES conducts and plans to conduct its operations prudently with respect to environmental regulations and management plans to structure TES' relationships with customers and contractors in a manner so as to minimize TES' exposure to environmental liabilities, TES' business, financial condition, and results of operations could be materially adversely affected by an environmental claim that is not covered or is only partially covered by insurance or other available remedy.

     Trading  of  TES'   Securities  on  the   Electronic   Bulletin  Board  and
Classification as Penny Stock May Negatively Impact the Liquidity of TES' Securities.

     o Electronic Bulletin Board. Trading in TES' securities is being conducted in the over-the-counter market in the NASD's "Electronic Bulletin Board" because TES does not presently meet the requirements for inclusion in either the NASDAQ SmallCap Market or the NASDAQ National Market. TES may never meet the requirements for inclusion in either of those two markets. As a result of trading on the Bulletin Board, it may be more difficult to obtain quotations of the market price of TES' securities. Consequently, the liquidity of TES' securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of TES, and lower prices for TES' securities than might otherwise be attained.

     o Penny Stock. TES' securities come within the definition of "penny stock" contained in Rule 3a51-1 under the Securities Exchange Act of 1934. Classification as a penny stock may adversely affect the ability of broker-dealers to sell TES' securities and may adversely affect the ability of TES' stockholders to sell any of their securities in the secondary market because of the following requirements which are unique to penny stock:

          o Rule 15g-9 imposes additional sales practice requirements on broker-dealers that sell penny stock to persons other than established customers and "accredited investors" which are generally defined as individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses. For transactions covered by such rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.

          o Prior to any transaction in a penny stock, unless exempt, the rules require delivery of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.

          o Rule 15g-6 requires broker dealers to send customers with penny stock held in an account with the broker-dealer, monthly statements disclosing recent price information for penny stocks and information on the limited market in penny stocks.

     TES Must Respond to Technological Change. TES' future success will depend significantly on its ability to enhance its recycling capabilities in a manner which keeps pace with technological developments and evolving industry standards. There can be no assurance that TES will be successful in enhancing its recycling capabilities or meeting customer requirements adequately. TES' delay or failure to develop or acquire technological improvements or to adapt to technological change would have a material adverse effect on TES' business, results of operations, and financial condition.

     TES Faces Competition From Other Recyclers and From New Products and Materials. The market for TES' services and recycled products is competitive and subject to rapid change. TES' competitors may develop alternative methodologies that are superior to TES' methodologies or that achieve greater market acceptance. Further, the market for recycled products and raw material is dependent to some extent upon prices for new products and material, and perceptions as to the quality of recycled products or material. To the extent that the prices of new products or material are competitive with the prices offered by TES, sales of TES' recycled products may be adversely affected. Accordingly, there can be no assurance that TES will be able to compete successfully with its present or potential competition, or that competition will not have a material adverse effect on TES' results of operations and financial condition.

     There is a Limited Public Market for TES' Common Stock. Until recently, there was no public market for TES' common stock. At the present time there is only a limited market for TES' common stock. There can be no assurance that an active trading market will develop or be sustained in the future for TES' securities.

     TES' Stock Price May Fluctuate Based on Internal and External Factors. The market price of TES' common stock could be subject to significant fluctuations in response to variations in actual and anticipated quarterly operating results, changes in earnings estimates by analysts, announcements of new products or technological innovations by TES or its competitors, and other events or factors. In addition, the stocks of many companies have experienced extreme price and volume fluctuations that have often been unrelated to the companies' operating performance.

     TES' Management Doesn't Intend to Pay Dividends. TES has not paid any cash dividends on its common stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. Further, TES had negative working capital of $101,060 and a net deficit of $98,677 at December 31, 1998 and is therefore currently prohibited from paying dividends to its stockholders under Colorado law.

     Current Management Will Continue to Control TES After the Merger. Prior to the merger between TES Acquisition and ENTECS, the officers and directors of TES own approximately 64.3% of the outstanding shares of TES' common stock. After the merger, TES' officers and directors will own approximately 78.4% of the outstanding shares of TES' common stock. Due to their stock ownership, the officers and directors will be in a position to elect the board of directors and, therefore, to control the business and affairs of TES, including certain significant corporate actions such as acquisitions, the sale or purchase of assets, and the issuance and sale of TES' securities.

     The Trading Price of TES' Stock Could be Negatively Affected by Future Sales of the Shares to be Issued in the Merger and Upon Exercise of Options Which Could be Granted in the Future. Management expects that approximately 11,355,650 shares of TES common stock will be issued to the ENTECS stockholders a result of the merger. In addition, TES' board of directors has adopted a stock option plan under which it could issue up to 500,000 shares of common stock. Although, to date, no options have been granted under the stock option plan, sales of the TES shares being issued in the merger and of shares issued on exercise of any options which might be issued in the future under the stock option plan could have a depressive effect upon the trading price of the common stock. In addition, the existence of options may adversely affect the terms on which TES may obtain additional equity capital in the future.


                           FORWARD-LOOKING STATEMENTS


     Certain statements contained in this proxy statement/prospectus that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding anticipated cost savings resulting from the merger, TES' future economic performance and financial position, business strategy, budgets, reserve estimates, expected future production, and plans and objectives of management for future operations including plans and objectives relating to the development and conduct of the recycling business and the job training business.
Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. They are based on assumptions, including the following:

     o that TES will be able to develop its recycling business and develop and establish its job training programs

     o that competitive conditions within the recycling industry will not change materially or adversely

     o that demand for TES' recycling services and recycled materials and products will remain strong

     o    that TES will retain key management personnel

     o    that TES' forecasts will accurately anticipate market demand

     o that there will be no material adverse change in TES' operations or business.

     These assumptions involve judgments with respect to, among other things, future economic, competitive, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of TES. Although TES believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward- looking information will be realized. In addition, as disclosed under "Risk Factors," the business and operation of TES are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. Because of the significant uncertainties inherent in the forward-looking information included in this proxy statement/prospectus, the inclusion of such information should not be regarded as a representation by TES or any other person that the objectives or plans of TES will be achieved.

     Management of TES intends that the forward-looking statements contained in this proxy statement/prospectus be subject to the safe harbors created by
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All subsequent written and oral forward-looking statements relating to the matters described in this proxy statement/prospectus and attributable to TES or to persons acting on its behalf are expressly qualified in their entirety by the statements made in this section and in the "Risk Factors" section of this proxy statement/prospectus.


                               THE SPECIAL MEETING

General


     This proxy statement/prospectus is being furnished to holders of ENTECS common stock in connection with the solicitation of proxies by the ENTECS board of directors for use at the ENTECS special meeting of stockholders to be held on ____________, 199__ at 25 Impler Strasse, 81371, Munich, Germany, commencing at
_____ a.m., local time. This proxy statement/prospectus and the accompanying forms of proxy are first being mailed to ENTECS stockholders on or about __________, 199__.


Matters to be Considered at the Special Meeting

     At the ENTECS special meeting, holders of ENTECS common stock will consider and vote upon (1) a proposal to approve the merger of TES Acquisition with and into ENTECS in accordance with an agreement and plan of merger dated _________, 1999 among TES Acquisition, TES, and ENTECS; (2) a proposal to grant the ENTECS' board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement and the merger; and (3) such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Voting at the Special Meeting; Record Date; Abstentions

     The ENTECS board of directors has fixed ___________, 199__ as the record date for the determination of ENTECS' stockholders entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of shares of ENTECS common stock on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were ____________ shares of ENTECS common stock outstanding, held by approximately _____ holders of record. Each holder of record of shares of ENTECS common stock on the record date is entitled to one vote per share on each proposal properly submitted to a vote at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ENTECS common stock is necessary to constitute a quorum at the special meeting.

     Under the Colorado Business Corporation Act, the merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of ENTECS common stock. As of the record date, directors and executive officers of ENTECS who may be deemed to be beneficial owners of approximately 890,000 shares, or 54.31% of the outstanding shares, of such stock, have advised ENTECS that they intend to vote or direct the vote of all shares of such stock over which they have voting control for approval of the merger.

     Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum at the ENTECS meeting. Broker non-votes are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular matter.


Proxies


     The ENTECS proxy accompanying this proxy statement/prospectus is solicited on behalf of the ENTECS board of directors for use at the special meeting. You are requested to complete, date, and sign the accompanying proxy and promptly return it in the accompanying envelope to ENTECS' transfer agent, Corporate Stock Transfer, Inc. or otherwise mail it to ENTECS. ENTECS stockholders who hold their ENTECS common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares. All shares of ENTECS common stock that are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the special meeting, and are not revoked, will be voted at the special meeting in accordance with the instructions indicated on such proxies. If the instruction is to abstain, the shares represented by the proxy will be deemed to be present at the special meeting but will not be voted with respect to the merger, thereby having the same effect as a vote against the merger. If no instructions are indicated, the proxy will be voted FOR approval of the merger.

     In the event that a quorum is not present at the time the ENTECS meeting is convened, or if for any other reason ENTECS believes that additional time should be allowed for the solicitation of proxies, ENTECS may adjourn the ENTECS meeting with or without a vote of the stockholders. If ENTECS proposes to adjourn the ENTECS meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of ENTECS common stock for which they have voting authority in favor of an adjournment.

     ENTECS' board of directors does not presently intend to bring any other business before the special meeting and, so far as is known to ENTECS' board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     An ENTECS stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by

     o delivering a written notice to ENTECS' secretary, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     o signing and so delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting; or

     o    attending the special meeting and voting in person.

     The presence of an ENTECS stockholder of record without voting at the meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. ENTECS stockholders who hold their ENTECS common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

Dissenters' Rights

     Under the Colorado Business Corporation Act, any holder of record of ENTECS common stock who does not vote in favor of the merger and delivers a demand for payment prior to the vote on the proposed merger at the ENTECS special meeting may demand a cash payment for the "fair value" of his or her shares of ENTECS common stock. If the parties cannot agree to an appropriate "fair value," it would be determined in judicial proceedings. Management cannot predict what the determination of "fair value" would be if its is determined by judicial proceedings. In order to exercise such right, a stockholder must comply with each of the procedural requirements of the Colorado Business Corporation Act. A description of those requirements are provided in "The Merger - Dissenters' Rights." The failure to take any of the steps required in a timely manner will result in a loss of dissenters' rights.


Expenses of Solicitation


     TES and ENTECS will share the cost of solicitation of proxies from ENTECS stockholders estimated to be $___________ plus reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers, and employees of ENTECS may solicit proxies from stockholders by telephone, facsimile, or in person, following the original mailing of the proxies and other soliciting materials. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees, and fiduciaries, and TES and ENTECS will reimburse such holders for their reasonable expenses.


Recommendation of the Board of Directors


     The ENTECS board of directors has unanimously approved the merger agreement and the merger, believes that the terms of the merger agreement are fair to, and the merger is in the best interests of, ENTECS and its stockholders and, therefore, recommends that the holders of ENTECS common stock vote for approval and adoption of the merger agreement and the consummation of the merger.

     The matters to be considered at the special meeting are of great importance to the stockholders of ENTECS. Accordingly, ENTECS stockholders are urged to read and carefully consider the information presented in this proxy statement/prospectus and to complete, date, sign, and promptly return the enclosed proxy in the enclosed postage-paid envelope.

                                   THE MERGER

Background and Reasons for the Merger


     Germany has adopted some of the strictest laws and regulations in the world relating to the recycling of business waste products. These laws and regulations apply to a myriad of different types of waste products. TES and ENTECS are each in the business of providing products and services to assist German businesses in complying with such laws and regulations. Both TES and ENTECS were founded by Gerd Behrens, president of each company. Because TES and ENTECS recycle different types of product waste, Mr. Behrens initially believed it more efficient to contain the operations in separate entities. TES' focus has been upon electronic scrap and ENTECS' focus has been upon wood products and concrete. However, in June 1998 Mr. Behrens began to explore the feasibility of combining the operations of TES and ENTECS under one entity. The executive and administrative offices of both companies are presently at the same location. Management expects that the merger will ultimately result in administrative efficiencies by reducing the overhead of maintaining two holding companies, increased financial strength, and increased market potential, including global markets for all products. Management expects that TES will be able to better position itself in the environmental protection industry as a result of the merger with a combination of the innovative technologies of ENTECS and the certified recycling services of TES. Management believes that compliance with governmental regulations following the merger will be simplified since the compliance function is expected to be performed by a single group of employees rather than two separate groups with all activities conducted under the umbrella of TES.

     TES intends to operate the two subsidiaries it presently owns, TES GmbH and TES Oecon AG, and the two present subsidiaries of ENTECS, ENTECS Umwelttechnik GmbH and ENTECS Software and Umweltmanagement GmbH, under the umbrella of TES as a holding company providing management services to its subsidiaries. This will permit the consolidation of management expertise into one company. The operations of each subsidiary will be better able to complement each other in this way. For example, the training operations of TES Oecon AG will be able to offer new training courses for services and technologies that are developed by or as a result of the consulting services provided by ENTECS Software and Umweltmanagment GmbH. Each of the present TES and ENTECS subsidiaries will continue after the merger to offer the same products and services as they presently offer. The management of TES also anticipates the development of new products and services in the environmental service industry as a result of the closer interaction of the subsidiary's management and marketing personnel.

Effects of the Merger

     Upon consummation of the merger, TES Acquisition, a wholly-owned subsidiary of TES, will be merged with and into ENTECS and ENTECS will become a wholly-owned subsidiary of TES. Each share of ENTECS common stock outstanding immediately prior to the merger will be converted into the right to receive 6.93 shares of TES common stock.

     Management determined the exchange ratio by calculating the ratio of the net capital contributions made by the TES stockholders and the ENTECS stockholders to the total of the net capital contributions of both companies. With this ratio, management computed the number of total TES shares to be outstanding after the merger by dividing the TES shares outstanding before the merger by TES' ratio of the net capital contribution computed above. Management then computed the number of TES shares to be issued to ENTECS stockholders by subtracting the number of TES shares outstanding before the merger from the number to be outstanding after the merger. The exchange ratio equals the number of TES shares to be issued to ENTECS stockholders as a result of the merger divided by the number of shares of ENTECS common stock outstanding before the merger.

     Based upon the number of shares of ENTECS common stock expected to be outstanding immediately prior to the merger, the stockholders of ENTECS will have the right to receive an aggregate of approximately 11,355,650 shares of TES common stock upon consummation of the merger. Subsequent to the merger, the ENTECS stockholders will control approximately 68.5% of the issued and outstanding shares of TES.

     Dieter Gastinger has been nominated for election to the board of directors subsequent to the Merger. Mr. Gastinger is presently an officer and director of ENTECS. (See "Directors and Officers of ENTECS"). The Board of Directors of TES following the merger will consist of Gerd Behrens, Frank Behrens, and Dieter Gastinger. Jutta Behrens, who is presently a director of TES, and Yvonne Marquard, who is presently a director of ENTECS, will resign at the effective time of the merger. The executive officers of TES following the merger are anticipated to be: Gerd Behrens-Chairman of the Board and President, Frank Behrens-Secretary and a Director, Jutta Behrens-Treasurer, and Dieter Gastinger-Senior Vice President.

     The articles of incorporation and bylaws of TES, as in effect at this time will govern the rights, duties and privileges of the TES stockholders subsequent to the merger. Management does not believe that there are any material differences between the rights set forth in the articles of incorporation and bylaws of ENTECS and those set forth in the constituent documents of TES. For a description of the rights and preferences of the TES common stock, see "Description of TES Capital Stock."


Recommendation of the Board of Directors


     The board of directors of ENTECS, by unanimous vote, has determined the merger to be in the best interests of ENTECS' stockholders, approved the merger agreement, and recommended that ENTECS stockholders vote FOR the proposal to approve the merger agreement, the merger, and the transactions contemplated by the merger agreement and the merger.


Federal Income Tax Considerations in the United States


     The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of ENTECS common stock for TES common stock under the merger that are generally applicable to holders of ENTECS common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations under the Internal Revenue Code, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to TES, ENTECS, or ENTECS' stockholders as described in this discussion.

     ENTECS stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular ENTECS stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their ENTECS common stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws, or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which shares of ENTECS common stock are acquired or in which shares of TES common stock are disposed. Accordingly, ENTECS stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local, and foreign tax consequences.

     The merger is intended to constitute a reorganization. If the merger does qualify as a reorganization, then, subject to the limitations and qualifications referred to in this discussion, the merger will generally result in the following federal income tax consequences:

     1. No gain or loss will be recognized by ENTECS' stockholders solely upon their receipt of TES common stock in exchange for ENTECS common stock in the merger except to the extent of cash received instead of a fractional share of TES common stock.

     2. The aggregate tax basis of the TES common stock received by ENTECS stockholders in the merger, reduced by any tax bases attributable to fractional shares deemed to be disposed of, will be the same as the aggregate tax basis of the ENTECS common stock surrendered in exchange for the TES common stock.

     3. The holding period of the TES common stock received by each ENTECS stockholder in the merger will include the period for which the ENTECS common stock surrendered in exchange for the TES common stock was considered to be held, provided that the ENTECS common stock so surrendered is held as a capital asset at the time of the merger.

     4. Cash payments received by ENTECS' stockholders instead of a fractional share will be treated as if the fractional share of TES common stock had been issued in the merger and then redeemed by TES. An ENTECS stockholder receiving such cash will recognize gain or loss upon the payment of the cash, measured by the difference, if any, between the amount of cash received and the basis in the fractional share.

     5. Neither TES, TES Acquisition, nor ENTECS will recognize material amounts of gain solely as a result of the merger.

     The parties are not requesting and will not request a ruling from the Internal Revenue Service in connection with the merger. The consummation of the merger is conditioned on the receipt by TES and ENTECS of an opinion from Schlueter & Associates, P.C. to the effect that the merger will constitute a reorganization. ENTECS stockholders should be aware that the tax opinion does not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. The tax opinion will be subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by TES, ENTECS, and TES Acquisition.

     A successful IRS challenge to the reorganization status of the merger would result in ENTECS stockholders recognizing taxable gain or loss with respect to each share of common stock of ENTECS surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective date of the merger, of the TES common stock received in exchange for the ENTECS common stock. In such event, a stockholder's aggregate basis in the TES common stock received in the merger would equal its fair market value, and the stockholder's holding period for that stock would begin the day after the merger.


Income Tax Considerations in Germany


     The following discussion summarizes the material German income tax considerations relevant to the exchange of shares of ENTECS common stock for TES common stock under the merger that are generally applicable to holders of ENTECS common stock. This discussion is based on currently existing provisions of the tax law in Germany. The tax law in Germany relating to sale of stock in companies was recently updated. In March 1999, Germany enacted "Steuerentlastungsgesetz 1999/2000/2002," which impacts gains from the sale of capital stock, in addition to other features. Most features of this law were retroactive to January 1, 1999, including that section of the Steuerentlastungsgesetz which pertains to sales of investments and shares in stock companies, called "Kapitalgesellschaften." Measures of the Steuerentlastungsgesetz relating to value added tax, however, are effective April 1, 1999.

     As a result of the Kapitalgesellschaften, it is possible that German citizens holding shares of ENTECS common stock may incur tax liability from the exchange of their ENTECS stock for TES stock under the terms of the merger agreement. This possibility is based upon the following general assumptions under the Kapitalgesellschaften:

     1. The ENTECS stockholder holds his ENTECS shares privately, and not as company property;

     2. The ENTECS stockholder is a German citizen not subject to other tax limitations under German law (unbeschrankte Steuerplicht); and

     3. The investment in ENTECS qualifies as moveable property under Article 13 of the double taxation agreement between Germany and the United States, dated August 29, 1989.

     Within the general assumptions stated above, an ENTECS stockholder may be subject to taxation if the sale of a private investor's investment in a stock company results in a gain. A gain from the sale of an investment in a stock company is generally realized if the sales price of stock less the selling costs of the stock sold exceeds the investor's acquisition costs.

     Under the Kapitalgesellschaften, the merger of ENTECS with TES may qualify as a sale of shares. In this scenario, any gain would be determined by the market value of the TES shares received in exchange for the ENTECS stockholders shares plus the value of any additional monetary consideration received, such as cash for fractional shares. For example, if the market value of TES shares on the date of the merger exceeded the ENTECS stockholders acquisition cost of his or her ENTECS shares, a gain would result. In determining if a gain resulted from the exchange of stock, any additional consideration such as cash received for fractional shares would be added to the market value of the TES shares exchanged. If, on the other hand, the acquisition costs of the ENTECS stockholder's stock is equal to or greater than the market value of the TES shares (plus any additional consideration) then no gain would result and the ENTECS stockholder will incur no tax liability resulting from the merger.

     There are additional considerations which may impact the taxability of the merger under the Kapitalgesellschaften. Where a gain has resulted, as described above, from the exchange of ENTECS stock under the terms of the merger, and the ENTECS stockholder has held his or her ENTECS shares in excess of twelve months from the date of purchase, no tax liability will be incurred by the ENTECS stockholder. Generally, only ENTECS stockholders who have held their ENTECS shares for twelve months or less will incur tax liability. However, if an ENTECS stockholder holds a material investment in ENTECS stock, then the exchange of their shares will result in tax liability, regardless of the length of time they held their ENTECS stock. A material investment is defined as an investment in ten percent or more of a company's stock. Thus, ENTECS stockholders who hold more than ten percent of ENTECS stock and receive a gain from the sale or exchange of their shares, will incur tax liability even if they held the stock longer than twelve months.

     ENTECS stockholders may incur further tax liability other than that specified by the Kapitalgesellschaften. Given the third assumption stated above that the ENTECS stockholder's investment in ENTECS stock qualifies as moveable property as in Article 13 of the double taxation agreement between the United States and Germany, the ENTECS stockholder may be subject to taxation in the German state where he or she resides. We do not discuss the tax liabilities which may result to ENTECS stockholders by the German state in which they reside any further in this document.

Dissenters' Rights

     Under Section 7-113-102 of the Colorado Business Corporations Act, stockholders are entitled to payment of the fair value of their shares in the case of a merger requiring stockholder approval. In order to assert dissenter's rights, a stockholder who wishes to assert such rights must, before a vote is taken, deliver a written notice to ENTECS stating that the stockholder intends to demand payment for his/her shares if the proposed action is taken. In addition, the stockholder must not vote in favor of the proposed action. See
Section 7-113-202 of the Colorado Business Corporations Act. TES' stockholders will not have dissenters' rights under the Colorado Business Corporation Act in connection with the merger.

     Pursuant to Section 7-113-203 of the Colorado Business Corporations Act, if the proposed corporate action is approved by a vote of the stockholders, the corporation must send a notice to the dissenters who properly notified the corporation of their intention to dissent before the vote was taken. This notice, known as the "dissenter's notice" in Colorado, must be sent by the corporation no later than ten days after the corporate action was taken. This notice to the dissenting stockholders will state where a dissenting stockholder must demand payment and how to surrender his/her stock certificates in exchange for payment of the fair value of the surrendered stock certificates, and indicate the date by which the corporation must receive the payment demand and certificates.

     When the dissenting stockholder receives the dissenter's notice from the corporation, he/she must then demand payment for his/her shares, certify that he/she was a stockholder before the date set for the right to dissent, and deposit his/her stock certificates as directed in the dissenter's notice. Once the dissenting stockholder complies with these conditions, the corporation must then pay the dissenting stockholder an amount that the corporation believes to be the fair value of the surrendered stock certificates.

     A copy of the sections of the Colorado Business Corporation Act that discuss the rights of stockholders to dissent from a transaction is attached as Appendix D to this proxy statement/prospectus.

     Because of the complexities of these provisions of the Colorado law, ENTECS stockholders who are considering pursuing dissenters' rights may wish to consult legal counsel.


Interests of Certain Persons in the Merger


     The members of the TES board of directors have interests in the merger that are in addition to their interests as stockholders of TES, and certain members of the ENTECS board of directors and management have interests in the merger that are in addition to their interests as stockholders of ENTECS. The TES board of directors and the ENTECS board of directors were aware of these interests and considered them in approving the merger agreement and the transactions contemplated in the merger agreement.

     In considering the recommendation of the ENTECS board of directors with respect to the merger, stockholders of ENTECS should be aware that certain officers and directors of ENTECS have interests in the merger, including those referred to below, that presented them with potential conflicts of interests. The ENTECS board of directors was aware of these potential conflicts and considered them along with the other matters described in "The Special Meeting -- Board Recommendation" and "The Merger and Related Transactions -- Reasons for the Merger."

     The officers and directors and key consultants of ENTECS include individuals who are also officers and directors or consultants of TES. These individuals include Gerd Behrens, Frank Behrens, Yvonne Marquard, and Karsten Behrens.

     Gerd Behrens, the president and a director of ENTECS, is also the chairman of the board and the president of TES. Gerd Behrens owns 500,000 shares, or 30.5%, of ENTECS common stock.

     Frank Behrens, the secretary and a director of ENTECS, is also the secretary and a director of TES. Frank Behrens owns 200,000 shares, or 12.2%, of ENTECS common stock. Further, Frank Behrens received 35,000 DM in consultant fees and 42,500 DM compensation in 1998 for serving as managing director of ENTECS Software und Umweltmanagement GmbH.

     Karsten Behrens served as a consultant to both ENTECS and TES. He owns 200,000 shares, or 12.2% of ENTECS common stock. Karsten Behrens also received 52,500 DM in consultant fees from ENTECS in 1998.

     Yvonne Marquard served as a consultant to both ENTECS and TES. She owns 90,000 shares, or 5.5%, of ENTECS common stock. She also received 162,809 DM in consultant fees from ENTECS in 1998.

     Gerd and Jutta Behrens are husband and wife, and Frank Behrens and Karsten Behrens are the sons of Gerd and Jutta Behrens. Frank Behrens and Karsten Behrens are brothers.

     TES GmbH, a wholly owned subsidiary of TES, has entered into an employment agreement with Gerd Behrens under which Mr. Behrens will be paid approximately 6,500 DM per month. Further, TES has a consulting agreement with Jutta Behrens' accounting firm under which Mrs. Behrens' firm is paid 500 DM per month in exchange for providing the services of Jutta Behrens to TES. Also, TES has a consulting agreement with Frank Behrens' personal consulting firm, under which the firm will be paid 30 DM per hour for providing the services of Frank Behrens to TES. Karsten Behrens serves on the board of directors of TES Oecon AG, and as such there is a consulting agreement with Karsten Behrens' personal consulting firm under which his firm is paid an hourly fee of 50 DM per hour for services as needed. See "Directors and Officers of TES - Employment and consulting agreements" for further discussion of these arrangements.

     TES and ENTECS have each entered into consulting agreements with Yvonne Marquard. Under the ENTECS agreement she has been paid a consulting or finder's fee based upon the difference between 20% of the gross proceeds raised and the amount of commission or fees actually paid to brokers or finders for the sale of ENTECS' securities. Ms. Marquard was paid approximately 162,809 DM under the terms of this agreement in 1998. Ms. Marquard is the wife of Michael Marquard, who is an employee of TES.

     The merger agreement provides that TES will, from and after the effective date of the merger, indemnify, defend, and hold harmless the present and former officers, directors, employees, and agents of ENTECS in respect of acts or omissions occurring on or before the effective date of the merger, in each case to the full extent TES is permitted under Colorado law, the ENTECS articles of incorporation, or the ENTECS bylaws or any indemnification agreement to which ENTECS is a party, in each case as in effect on the date of the merger agreement.

Financing the Merger

     The merger will be a stock for stock transaction. Stockholders of ENTECS will receive shares of the common stock of TES in exchange for their shares of ENTECS common stock. Cash will be paid to ENTECS stockholders instead of fractional shares, which is not expected to be material. Expenses and other costs of the merger will be paid from funds generated by the operations of TES.

Accounting Treatment

     The merger will be accounted for by TES as a business combination of entities under common control in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the purchase price of the ENTECS capital stock, including direct and incremental costs of the merger, will be allocated to the assets acquired and liabilities assumed based on their estimated fair value, with the excess purchase consideration allocated to goodwill.

                              THE MERGER AGREEMENT


     The description of the merger agreement set forth in this section is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/ prospectus. This description is qualified in its entirety by reference to the merger agreement.

General

     TES, TES Acquisition, and ENTECS have entered into the merger agreement, which provides (1) that TES Acquisition, a wholly-owned subsidiary of TES, will be merged with and into ENTECS, and (2) that at the time the merger becomes effective each share of outstanding ENTECS common stock will be converted into the right to receive 6.93 shares of TES common stock. The merger is subject to the satisfaction of a number of conditions, including the approval of the stockholders of ENTECS.


Effective Time of the Merger


     The closing will occur, and the merger will become effective, upon

     1.   the approval of the merger agreement by the ENTECS stockholders;

     2.   the   acceptance   for  filing  of  articles  of  merger  between  TES
          Acquisition and ENTECS with the Colorado Secretary of State; and

     3. the satisfaction or waiver of the other conditions set forth in the merger agreement.

     It  is   anticipated   that  the  articles  of  merger  will  be  filed  on
________________, 1999.


Exchange of Certificates


     Corporate Stock Transfer of Colorado will act as exchange agent in connection with the merger. As soon as practicable after the effective date of the merger, the exchange agent will send a notice and transmittal form to ENTECS stockholders to be used in forwarding their ENTECS stock certificates for surrender and exchange for the merger consideration. Please do not surrender your ENTECS certificates for exchange until you receive the transmittal form and instructions. The instructions will include procedures concerning lost certificates.

     Each holder of ENTECS common stock will be entitled, upon surrender to the exchange agent, to receive in exchange for his shares of ENTECS common stock certificates representing the number of whole shares of TES common stock into which his shares of ENTECS common stock were converted in the merger, together with any cash payable instead of fractional shares. Until so surrendered, the certificates representing shares of ENTECS common stock will be deemed to represent the number of whole shares of TES common stock into which the shares of ENTECS common stock were converted.

           ENTECS stockholders should not send any stock certificates with their proxy cards



Fractional Shares


     Certificates representing fractional shares of TES common stock will no be issued in the merger. Fractional share interests will not entitle the owner to vote or to any other rights of a stockholder of TES. Instead of the issuance of any fractional share of TES common stock, each holder of ENTECS common stock who otherwise would be entitled to receive a fractional share of TES common stock in the merger will receive, upon surrender for exchange, an amount in cash determined by multiplying (1) the amount of $4.00 by (2) the fraction of a TES share to which such holder would otherwise be entitled. If more than one certificate representing shares of ENTECS common stock is surrendered for the account of the same stockholder of record, the number of full shares of TES common stock for which certificates will be delivered will be computed on the basis of the aggregate number of shares of ENTECS common stock represented by the certificates surrendered by that stockholder.



Representations


     The parties make various representations and warranties in the merger agreement, including representations and warranties by each of ENTECS and TES as to:

     o    organization and good standing,

     o    capitalization,

     o authorization of the merger agreement and the absence, except as specified, of the need for governmental or third party consents to the merger,

     o    compliance with applicable law,

     o    accuracy of financial statements,

     o    absence  of  material  undisclosed  liabilities  and  the  absence  of
          material   adverse  changes  in  the  financial  or  other  condition, operations, or business of ENTECS and TES, taken as a whole,

     o    absence of pending or threatened material litigation,

     o    absence  of  employee   benefit   plans  and   collective   bargaining
          agreements,

     o    material   compliance   with   applicable   environmental   laws   and
          regulations, and

     o    absence of brokers or finders.

Conduct of Business Pending the Merger


     TES and ENTECS have agreed to conduct their operations, except as otherwise provided in the merger agreement, according to their normal course of business until consummation of the merger. Further, TES and ENTECS have each agreed that, among other things, until the consummation of the merger, unless the other agrees in writing or as otherwise required or permitted by the merger agreement, it will not:

     o issue any shares of capital stock, effect any stock split, or otherwise change its capitalization as it existed on the date the merger agreement was signed;

     o declare, set aside, or pay any dividend or other distribution, whether in cash, stock, or property or any combination of cash, stock, or property, in respect of any of its capital stock;

     o    amend or propose to amend its articles of incorporation or bylaws;

     o acquire, sell, lease, encumber, transfer, or dispose of any assets except in the ordinary course of business;

     o incur any indebtedness for borrowed money or guarantee any such indebtedness issued, sell any debt securities, warrants or rights to acquire any debt securities, guarantee any debt of others, make any loans, advances, or capital contributions, or mortgage, pledge, or otherwise encumber any material assets or create any material lien thereupon except in the ordinary course of business;

     o pay, discharge, or satisfy any claims, liabilities, or obligations except in the ordinary course of business; or

     o change any accounting principles or practices except as required by generally accepted accounting principles.

Conditions to Consummation of the Merger

The obligations of TES and ENTECS to complete the merger are subject to the following conditions:

o ENTECS' stockholders must approve all transactions contemplated by the merger agreement; .

o    The   relevant   governmental   authorities   must   grant   all   required
     authorizations, consents, orders or approvals;

o The registration statement which contains this proxy statement/prospectus shall have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

o There must not be any law, order, injunction, or other legal restraint or prohibition enjoining or preventing the consummation of the merger;

o The representations and warranties of TES , TES Acquisition and ENTECS contained in the merger agreement must be true and correct as of the closing;

o Neither party to the merger agreement may have suffered any material adverse change to its business or financial condition;

o Each party to the merger agreement may have performed all obligations required to be performed under the merger agreement except where the failure to perform would not have a material adverse effect;

o    Each party must have  furnished  to the other an opinion of its  counsel to
     the  effect  that  the   respective   party  and  each  of  its  respective
     subsidiaries, among other conditions:

     o is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado;

     o has the corporate power to carry on its business as it is being conducted on the closing date of the merger agreement;

o has validly issued its capital stock and such capital stock is outstanding, fully paid and nonassessable, and that between the date of the merger agreement and the closing date thereof, no additional shares of its capital stock have been issued;.

     Additional Conditions of Obligation of ENTECS are as follows:

o TES must have received the opinion of ENTECS' tax counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that TES Acquisition and ENTECS will each be a party to that reorganization within the meaning of Section 368(b) of the Code.


Termination


         The  merger   agreement   may  be  terminated  at  any  time  prior  to
effectiveness of the merger, whether before or after stockholder approval of the merger, by

     o    mutual consent of TES and ENTECS,

     o either TES or ENTECS if the merger is not consummated before June 30, 1999 unless the failure to consummate the merger by that date is due to the action or failure to act of the party seeking to terminate the agreement,

     o    either TES or ENTECS if

          - the conditions to that party's obligations have become impossible to satisfy; or

          - any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and non-appealable,

     o ENTECS if it has received a proposal from a third party which contemplates a transaction which the board of directors determines, after consultation with its legal and financial advisors, is more favorable than the transactions contemplated by the merger agreement, unless, within five days of receipt by TES of notice of such third-party transaction, TES and ENTECS agree to a transaction which the board of directors determines, after such consultation, is more favorable than such third- party transaction, or

     o TES or ENTECS if ENTECS fails to obtain the required approval of its stockholders upon a vote held at a duly held meeting of stockholders or at any adjournment thereof for the purpose of obtaining such vote.

     If the merger agreement is terminated and abandoned, the merger agreement will immediately become void and have no effect, without any liability on the part of any party to the merger agreement or its affiliates, directors, officers, or stockholders, except with respect to confidentiality obligations and indemnification provisions relating to brokers or finders or other such persons or entities.


Expenses and Fees


     Whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses, except that the printing and mailing costs associated with this proxy statement/prospectus shall be borne equally by TES and ENTECS. In addition to printing and mailing expenses, such costs and expenses consist primarily of legal and accounting fees, tax opinion fees, and filing fees under federal and state regulatory laws and are estimated to be ________________________.

                               UNAUDITED PRO FORMA
                     COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed statement of operations of TES and ENTECS gives effect to the proposed merger as if such transaction occurred at the beginning of the period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 is derived from the audited statements of operations of TES and ENTECS.

     The unaudited pro forma combined condensed balance sheet at December 31, 1998 gives effect to the proposed merger of TES and ENTECS as if such transaction occurred on December 31, 1998. The unaudited pro forma condensed combined balance sheet is derived from the historical balance sheet of TES and ENTECS as of December 31, 1998.

     The unaudited pro forma combined condensed financial data do not reflect the effects of any anticipated changes to be made by TES in its operations from the historical operations, are presented for informational purposes only and should not be construed to be indicating the results of operations or the financial position of TES that actually would have occurred had the proposed merger been consummated as of the dates indicated or the results of operation or the financial position of TES in the future.

     The following pro forma combined condensed financial data and notes are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation," the consolidated financial statements and notes thereto of TES and ENTECS and other historical information included elsewhere in this document.

                                           Technical Environment Solutions, Inc.
                                                            and
                                  Environmental Technologies and Software Solutions, Inc.
                                        Pro Forma Combined Condensed Balance Sheet
                                                     December 31, 1998
                                                        (Unaudited)

                                                                                 Pro Forma              Pro Forma
                                                TES              ENTECS         Adjustments              Combined
                                                DM                 DM                DM                    DM
                                           ----------         ----------        -----------             ---------
Assets
Current Assets:
  Cash                                        166,970            393,080               --                 560,050
  Accounts receivable                         103,361              2,230               --                 105,591
  Inventory                                      --              120,000               --                 120,000
  Prepaid expenses                             22,004             56,152               --                  78,156
                                           ----------         ----------         ----------            ----------
Total current assets                          292,335            571,462               --                 863,797

Property and equipment, net                   162,642            544,442               --                 707,084

Investments                                    10,000               --                 --                  10,000
Note receivable - non current                  50,000               --                 --                  50,000
Intangible assets                                --            1,123,126               --               1,123,126
Due from affiliated company                      --              288,669           (288,669)(3)              --
Other assets                                  300,000               --              300,000
                                           ----------         ----------         ----------            ----------
                                              814,977          2,527,699           (288,669)            3,054,007
                                           ==========         ==========         ==========            ==========

Liabilities and stockholders' equity
Current liabilities:
  Notes payable - banks                        29,541               --                 --                  29,541
  Notes payable - others                       80,000               --                 --                  80,000
  Accounts payable                            102,536            135,552               --                 238,088
  Accounts payable - related party             35,928            225,000               --                 260,928
  Other current liabilities                   212,797            289,653               --                 502,450
                                           ----------         ----------         ----------            ----------
Total current liabilities                     460,802            650,205               --               1,111,007

Loans from stockholders                       230,000               --                 --                 230,000
Loans from affiliated companies               288,669               --             (288,669)(3)              --

Common stock                                2,260,155          3,600,826               --               5,860,981
Accumulated deficit                        (2,424,649)        (1,723,332)              --              (4,147,981)
                                           ----------         ----------         ----------            ----------
Total stockholders' equity                   (164,494)         1,877,494               --               1,713,000
                                           ----------         ----------         ----------            ----------
                                              814,977          2,527,699           (288,669)            3,054,007
                                           ==========         ==========         ==========            ==========


                                              See accompanying notes.


                                                        39




                                           Technical Environment Solutions, Inc.
                                                            and
                                  Environmental Technologies and Software Solutions, Inc.
                                   Pro Forma Combined Condensed Statement of Operations
                                                     December 31, 1998
                                                        (Unaudited)

                                                                                 Pro Forma             Pro Forma
                                              TES               ENTECS          Adjustments            Combined
                                              DM                  DM                DM                    DM
                                          -----------        -----------        -----------           -----------

Net sales                                     610,056             69,369               --                 679,425
Cost of sales                                 202,174             14,004               --                 216,178
                                          -----------        -----------        -----------           -----------
Gross profit                                  407,882             55,365               --                 463,247

General and administrative                  1,404,368          1,449,015               --               2,853,383
Losses of unconsolidated subsidiary            49,000               --                 --                  49,000
Interest income                               (19,668)           (18,581)             7,515(3)            (30,734)
Interest expense                               40,995              2,166             (7,515)(3)            35,646
                                          -----------        -----------        -----------           -----------
Net income before taxes                    (1,066,813)        (1,377,235)              --              (2,444,048)
Taxes on income                                  --                1,472               --                   1,472
                                          -----------        -----------        -----------           -----------
Net income (loss)                          (1,066,813)        (1,378,707)              --              (2,445,520)
                                          ===========        ===========        ===========           ===========

Basic income per share                          (0.20)             (1.00)              --                   (0.19)
                                          ===========        ===========        ===========           ===========

Weighted average shares                     5,224,830          1,378,707          8,177,710(4)         14,781,247
                                          ===========        ===========        ===========           ===========


                                              See accompanying notes.


                                                       40

                      Technical Environment Solutions, Inc.
                                       And
             Environmental Technologies and Software Solutions, Inc.
           Notes to Pro Forma Combined Condensed Financial Statements
                                December 31, 1998
                                   (unaudited)


1. TES and ENTECS have signed a letter of intent, dated December 10, 1998, in which they propose to enter into a definitive agreement and plan of merger providing for the merger of a wholly-owned subsidiary of TES into ENTECS. Under the terms of the Agreement, the holders of ENTECS Common Stock will receive 6.93 shares of TES Common Stock for each outstanding share of ENTECS' Common Stock. Accordingly, the pro forma condensed combined financial statements as of December 31, 1998 give effect to the issuance of 11,355,643 TES common shares and assumes the Merger with ENTECS will be accounted for as a reorganization of companies under common control. The accounting for the merger is expected to be similar to that of a pooling of interests.

2. The pro forma condensed combined statement of operations gives effect to the merger of TES with ENTECS as if the merger occurred on January 1 of the period indicated.

3. Inter-company advances, accrued interest thereon and amounts of interest income and expense have been eliminated.

4. The pro forma weighted average shares outstanding for basic earnings (loss) per share gives effect to the issuance of 6.93 shares of TES stock in exchange for each share of ENTECS stock outstanding for the period presented, weighted for the period such shares were actually outstanding.

                         SELECTED FINANCIAL DATA OF TES


     The following selected financial data should be read in conjunction with the financial statements and related notes to the financial statements appearing elsewhere in this proxy statement/prospectus. The selected financial data as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998, have been derived from the financial statements of TES that have been audited by TES' independent auditors and are included elsewhere in this proxy statement/prospectus. The selected financial data provided below are not necessarily indicative of the future results of operations or financial performance of TES.


                                                                           Year Ended December 31,
                                                    ----------------------------------------------------------------------
Statement of Operations Data:                           1995          1996           1997           1998           1998
                                                        ----          ----           ----           ----           ----
                                                        DM             DM             DM             DM            US $
                                                    ----------------------------------------------------------------------
Sales                                                  577,564        293,814        427,822        610,056        365,960
Cost of Operations                                     351,364        177,343        179,690        202,174        121,280
                                                    ----------     ----------     ----------     ----------     ----------
Gross Profit                                           226,200        116,471        248,132        407,882        244,680
Other Costs and Expenses:
   General and Administrative                          323,972        281,614        652,519      1,305,774        783,308
   General and Administrative - related parties           --             --          234,177         98,594         59,145
                                                    ----------     ----------     ----------     ----------     ----------
Income (loss) from operations                          (97,772)      (165,143)      (638,564)      (996,486)      (597,772)
Other Income and (expense):
   Interest Income                                       4,780          1,240         19,190         19,668         11,798
   Losses of unconsolidated subsidiary                    --             --             --          (49,000)       (29,394)
   Interest Expense - related party                       --             --          (18,100)       (24,418)       (14,648)
   Interest Expense                                    (28,595)       (43,517)       (28,618        (16,577)        (9,944)
                                                    ----------     ----------     ----------     ----------     ----------
                                                       (23,815)       (42,277)       (27,528)       (70,327)       (42,188)
Income (loss) before income taxes                     (121,587)      (207,420)      (666,092)    (1,066,813)      (639,960)
Provision for income taxes                                --             --             --             --             --
                                                    ----------     ----------     ----------     ----------     ----------
Net income (loss)                                     (121,587)      (207,420)      (666,092)    (1,066,813)      (639,960)
                                                    ==========     ==========     ==========     ==========     ==========
Basic income (loss) per share:                           (0.08)         (0.14)         (0.40)         (0.61)         (0.37)
                                                    ==========     ==========     ==========     ==========     ==========
Weighted average common and
   common equivalent shares
   outstanding                                       1,507,176      1,508,134      5,028,813      5,224,830      5,224,830
                                                    ==========     ==========     ==========     ==========     ==========

                                                        December 31. 1997                             December 31. 1998
                                                        -----------------                             -----------------
                                                        DM           US $                             DM            US $
 Balance Sheet Data:
  Working capital                                      653,996        364,932                      (168,467)      (101,060)
  Current assets                                     1,188,826        663,370                       292,335        175,366
  Current liabilities                                  534,830        298,438                       460,802        276,426
  Total assets                                       1,697,536        947,233                       814,977        488,888
  Total liabilities                                    769,130        429,178                       979,471        587,565
  Stockholders' equity                                 928,406        518,055                      (164,494)       (98,677)


        TES Management's Discussion and Analysis of Financial Conditions
                            and Results of Operations


Results of Operations

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in TES' statements of operations:

                                                     Fiscal year ended
                                                        December 31
                                                        -----------
                                                 1996            1997           1998
                                                 ----            ----           ----
                                                  DM              DM             DM
Sales                                           100.0%          100.0%         100.0%
Cost of Operations                               60.4            39.6           33.1
Gross Profit                                     39.6            60.4           66.9
General and administrative                       95.8           195.3          230.2
Income (loss) from operations                   (56.2)         (134.9)        (163.3)
Interest income                                   .4              4.2            3.2
Losses of Unconsolidated Subsidiary                -              -             (8.0)
Interest expense                                (14.8)          (10.3)          (6.7)
                                                ------         ------         ------
Net income                                      (70.6)         (140.9)        (174.8)
                                                ======         ======         ======

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Sales for the year ended December 31, 1998, were 610,056 DM, an increase of 156,147 DM, or 25.6%, as compared to the year ended December 31, 1997. This increase in sales resulted principally from increased production volume in TES' recycling business, including increased production volume at its new Landsberg facility during its first operational year.

     Cost of operations for the year ended December 31, 1998 was 202,174 DM, an increase of 22,484 DM, or 12.5%, as compared to the year ended December 31, 1997. This increase in cost of operations resulted principally from increased operating cost directly attributable to the increase in sales. Operating costs are principally comprised of disposal costs and transportation costs. These categories of cost increased proportionately with the increased production volume contributing to the increase in sales. However, TES was able to achieve reduced unit costs in these categories as a result of the increased unit volume.

     General and administrative expenses for the year ended December 31, 1998 were 1,404,368 DM, an increase of 517,672 DM, or 58.4%, as compared to the year ended December 31, 1997. This increase in general and administrative expenses was due to increased lease costs resulting from the lease and opening of the Landsberg facility and to staffing and labor expenses related to the increased production volume in TES' recycling business. TES also incurred increased general and administrative expenses as a result of increased marketing activities and additional professional services resulting from TES' merger plans with ENTECS.

     As a result of the above factors, the operating loss for the year ended December 31, 1998 was 996,486 DM, an increase in the operating loss of 384,009 DM, or 62.7%, as compared to the year ended December 31, 1997.

     Interest income increased minimally for the year ended December 31, 1998 as compared to the previous year. Interest income was 19,668 DM for the year ended December 31, 1998 and was 19,190 DM for the year ended December 31, 1997.
Interest expenses for the year ended December 31, 1998 were 40,995 DM, a decrease of 5,723 DM, or 12.3%, compared to the previous year. This decrease was a result of TES' payment of 180,000 DM loan in early 1998.

     TES incurred a loss from its unconsolidated subsidiary for the year ended December 31, 1998 of 49,000 DM. No such loss was incurred in the previous year. The loss of 49,000 DM from its unconsolidated subsidiary is a result of TES reporting its share of losses of its investment in a subsidiary, T-Cycle Computer Service, a German company engaged in the dismantling and disposing of surplus electronic equipment in Germany. TES had paid 49,000 DM for its investment in T-Cycle and accounted for this investment under the equity method of accounting. T-Cycle has filed for bankruptcy under German law.

     As a result of the above factors, the net loss for the year ended December 31, 1998 was 1,066,813, an increase of 426,808 DM, or 66.7%, as compared to the year ended December 31, 1997.


Year Ended December 31, 1997, Compared to Year Ended December 31, 1996


     Sales for the year ended December 31, 1997, were 423,300 DM, an increase of 129,486 DM, or 44.1%, as compared to the year ended December 31, 1996. Cost of operations for the year ended December 31, 1997, was 179,690 DM, an increase of 2,347 DM, or 1.3%, as compared to the year ended December 31, 1996. Gross profit for the year ended December 31, 1997, was 274,219 DM, an increase of 157,748 DM, or 135.4%, as compared to the year ended December 31, 1996. These increases were primarily due to an increase in the number of sales persons employed by TES from one manager/sales person to four full-time sales persons. Management believes that the increase in sales and the corresponding increase in gross profit is directly attributable to the increase in the number of persons engaged in marketing.

     General and administrative expenses for the year ended December 31, 1997, were 886,696 DM, an increase of 605,082 DM, or 214.9%, as compared to the year ended December 31, 1996. This increase was principally due to the increased costs, both direct and indirect, associated with the increase in the number of sales persons, and increased costs for staffing and equipping the Landsberg facility and bringing that facility into operation.

     As a result of these factors, the operating loss for the year ended December 31, 1997, was (612,477 DM), an increase in the loss of 447,334 DM, or 270.9%, as compared to the year ended December 31, 1996. In addition, these factors resulted in a loss for the year ended December 31, 1997, of (640,005 DM) compared to a loss of (207,420 DM) for the year ended December 31, 1996, an increase in the loss of (432,585 DM).

Liquidity and Capital Resources


     TES is currently experiencing a liquidity crisis and must raise additional funds, although management anticipates that TES has sufficient funds available through borrowing from affiliates to continue operations through December 31, 1999 . TES has not generated sufficient cash-flow to fund its operations and activities, by itself. TES traditionally relied principally upon internally generated funds and loans from its principal stockholder and his wife to finance its operations and growth.

     During the six months ended June 30, 1997, TES received 2,208,550 DM from an offering of its common stock conducted solely in Germany to German citizens. At March 31, 1998, TES had working capital of 179,215 DM and cash of 386,775 DM. At December 31, 1998 TES had negative working capital of 168,467 DM and cash had decreased to 166,970 DM. Further, TES has a net deficit of 164,494 DM at December 31, 1998.

     Currently, TES is borrowing funds from ENTECS to meet its working capital needs. Based upon recent sales of stock by ENTECS, management believes that it will have sufficient funds to satisfy its cash requirements until December 31, 1999. Management intends to raise additional funds as necessary through further public offerings of its stock in the second half of the current fiscal year and through bank loans or loans from private investors, if necessary.

     Management has no plans at this time to materially reduce the number of its employees or dispose of any of TES' assets. TES has future minimum lease obligations totaling 1,066,560 DM through 2003. See the Notes to Consolidated Financial Statements of TES located elsewhere this document.

Year 2000 Compliance

     The Year 2000 ("Y2K") computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     ENTECS has the exclusive distribution rights to Fabius, which is a software product designed to assist companies with environmental compliance. TES has been advised by the developer of Fabius that it is Y2K compliant. In addition, TES has tested Fabius for Y2K compliance, and based upon the results of those tests, management believes that Fabius is Y2K compliant. However, TES' testing of Fabius does not cover every possible computing environment. Accordingly, some customers may have Y2K problems with products that TES believes are Y2K compliant. For instance, users of Fabius may be operating on older versions of hardware platforms than the hardware platforms tested.

     TES also may be affected by Y2K issues related to non-compliant internal systems developed by TES or by third-party vendors. TES has reviewed its internal systems, including its accounting system, and has found them to be Y2K compliant. TES is not currently aware of any Y2K problem relating to any of its internal, material systems and management does not believe that it has any material systems that contain embedded chips that are not Y2K compliant.

     TES' internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. Management believes that absent a systemic failure outside the control of TES, such as a prolonged loss of electrical or telephone service, Y2K problems at such third parties will not have a material impact on TES. TES has no contingency plan for systemic failures such as loss of electrical or telephone services. TES' contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Other than the previously described testing, and remedying problems identified by testing or from external sources, TES has no other contingency plans or intention to create other contingency plans.

     Any failure by TES or its licensor to make Fabius Y2K compliant could result in a decrease in sales of Fabius, an increase in allocation of resources to address Y2K problems of its customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by Fabius' customers due to such year 2000 problems. Failures of TES' internal systems could temporarily prevent it from processing orders, issuing invoices, and could require it to devote significant resources to correcting such problems. But to management's knowledge, the internal accounting systems have been attested by the supplier as Y2K compliant. Due to the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, TES is unable to determine at this time whether the consequences of Y2K failures will have a material impact on its business, results of operations, and financial condition.

                        SELECTED FINANCIAL DATA OF ENTECS


     The following selected financial data should be read in conjunction with the financial statements and related notes to the financial statements appearing elsewhere in this proxy statement/prospectus. The selected financial data as of December 31, 1997 and 1998 and for the two years ended December 31, 1998, have been derived from the financial statements of ENTECS that have been audited by ENTEC's independent auditors and are included elsewhere in this proxy statement/prospectus. The selected financial data provided below is not necessarily indicative of the future results of operations or financial performance of ENTECS.


                                                                        Year Ended December 31,
                                                       ------------------------------------------------------
                                                           1997                 1998                   1998
                                                           ----                 ----                   ----
                                                            DM                   DM                   US $
                                                            --                   --                   ----
Statement of Operations Data:
Revenues                                                     --                  69,369                41,613
Cost of Operations                                           --                  14,004                 8,401
Other Costs and Expenses:
  General and administrative                              256,114             1,231,359               738,668
  General and administrative - related parties             87,500               217,656               130,567
                                                       ----------            ----------            ----------
Income (loss) from operations                            (343,614)           (1,393,650)             (836,023)
Other Income and (expense):
  Interest income                                             783                11,066                 6,638
  Interest income - related parties                          --                   7,515                 4,508
  Interest expense - related parties                         --                  (1,682)               (1,009)
  Interest expense                                         (1,794)                 (484)                 (290)
                                                       ----------            ----------            ----------
                                                           (1,011)               16,415                 9,847
Income (loss) before income taxes                        (344,625)           (1,377,235)             (826,176)
Provision for income taxes                                   --                  (1,472)                 (883)
                                                       ----------            ----------            ----------
Net income (loss)                                        (344,625)           (1,378,707)             (827,059)
                                                       ==========            ==========            ==========

Basic income (loss) per share:                              (0.33)                (0.99)                (0.60)
                                                       ==========            ==========            ==========

Weighted average common and
  common equivalent shares outstanding                  1,033,751             1,387,134             1,387,134
                                                       ==========            ==========            ==========



                                                      December 31, 1997                  December 31, 1998
                                                      -----------------                  -----------------
Balance Sheet Data:                                  DM               US $              DM               US $
  Working Capital (deficit)                       (227,687)        (127,049)          (78,743)         (47,235)
  Current assets                                   327,354          182,665           571,462          342,809
  Current liabilities                              555,041          309,714           650,205          390,044
  Total assets                                   2,142,880        1,195,737         2,527,699        1,516,315
  Total liabilities                              1,486,236          829,327           650,205          390,044
  Stockholders' equity                             656,644          366,410         1,877,494        1,126,271

            ENTECS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General and Results of Operations


     ENTECS is in the business of recycling and disposal of waste materials, development and construction of new technologies in the environmental area, and development, production, and sale of software programs for environmental and recycling solutions.

     ENTECS was incorporated in Colorado in May 1997. It has recorded limited sales during the period presented and is considered to be in its development stage. ENTECS' operations to date have been carried out solely within Germany by its wholly-owned subsidiaries, ENTECS Umwelttechnik GmbH (formerly ENTECS Umweltmanagement GmbH until March 1998), formed in July 1997 and ENTECS Software and Umweltmanagement GmbH, formed in March 1998.

     ENTECS has incurred accumulated deficits through December 31, 1998 of 1,723,332 DM. Since ENTECS has recorded revenues of only 69,369 DM since its inception, this deficit has occurred principally as a result of incurring general and administrative expenses. Since inception ENTECS has incurred 1,792,629 DM in general and administrative expenses. 1,449,015 DM of these expenditures were incurred in the year ended December 31, 1998 and 343,614 DM were incurred from inception of the company through December 31, 1997. This increase of 1,105,401 DM, or 322%, was the result of primarily increased operating activities as ENTECS incurred development costs. Included in general and administrative expenses are 305,156 DM paid to related parties since the ENTECS' inception.


Liquidity and Capital Resources


     As of December 31, 1998, ENTECS had cash and cash equivalents of 393,080 DM and a negative working capital of 78,743 DM. ENTECS has financed its operations since inception principally through the sale of its common stock. Since inception, ENTECS has received proceeds from the sale of its common stock of 3,600,826 DM.

     ENTECS used 742,264 DM of the proceeds from the sale of common stock to finance its operations.

     Cash used in investing activities since inception was 1,669,706 DM of which 593,750 DM were used for the purchase of license rights, 705,756 DM were used to purchase fixed assets, and 370,200 DM were advanced to TES.

     ENTECS has also used the proceeds from the sale of common stock to make repayments to affiliated companies of 391,695 DM and to make repayments to related parties of 287,500 DM. These repayments to affiliated companies and related parties reflect principally the repayment of funds paid by such parties for license fees on behalf of ENTECS.

Year 2000 Compliance

     ENTECS may be affected by Y2K issues related to non-compliant internal systems developed by ENTECS or by third-party vendors. ENTECS has reviewed its internal systems, including its accounting system, and has found them to be Y2K compliant. ENTECS is not currently aware of any Y2K problem relating to any of its internal, material systems and does not believe that it has any material systems that contain embedded chips that are not Y2K compliant.

     ENTECS' internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. Management believes that absent a systemic failure outside the control of ENTECS, such as a prolonged loss of electrical or telephone service, Y2K problems at such third parties will not have a material impact on ENTECS. ENTECS has no contingency plan for systemic failures such as loss of electrical or telephone services. ENTECS' contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Other than the previously described testing, and remedying problems identified by testing or from external sources, ENTECS has no other contingency plans or intention to create other contingency plans.

                                 BUSINESS OF TES

General Information


     TES was incorporated under the laws of Colorado in June 1994. It is a non-operating holding company. TES' operations are conducted entirely in Germany. It has two wholly-owned subsidiaries that have been established under the laws of Germany. Operations are conducted through these subsidiaries: namely, Technical Environment Solutions GmbH ("TES GmbH") and TES Oecon AG ("Oecon"). TES GmbH was formed in May, 1992 and TES Oecon AG was formed in July, 1997 and commenced operations in October, 1997. Unless the context otherwise requires, references to TES include its subsidiaries. Since 1994, TES has been engaged in the marketing of recycling services on a contract basis primarily for electronic scrap and other valuable waste materials in cooperation with specialist waste disposal companies. Recently, TES commenced recycling activities at its own facility in Landsberg a. Lech, Germany, which is southwest of Munich. The recycling activities are conducted principally within the TES GmbH subsidiary. Management intends to significantly expand this operation in the future. Management also intends to develop a job training school, the Oecon Institute, to provide training and education for positions in the recycling industry. Management intends to focus TES' job training programs upon providing job education and training for the long-term unemployed and disadvantaged. The training programs are conducted within the TES Oecon AG subsidiary.

     During February, 1998, TES also acquired a 49% ownership interest in T-Cycle Computer Service and Verwertungs GmbH, a German company engaged in dismantling and disposing of surplus electronic equipment. TES paid 49,000 DM for its investment in T-Cycle. TES has accounted for this investment under the equity method of accounting in accordance with U.S. generally accepted accounting principles. Subsequent to its investment in T-Cycle, and during its fiscal year ended December 31, 1998, TES has written off its investment in T-Cycle as a result of heavy losses incurred by T-Cycle and the subsequent filing of bankruptcy under German law by T-Cycle.

     A significant portion of TES' revenues have been derived from a limited number of customers. In fiscal 1998, revenues from TES' largest customer amounted to 10% of its total revenues, and in fiscal 1997, four customers each accounted for 10%, or 40% total, of TES' total revenues. TES' management expects that TES will continue to be dependent upon a limited number of customers for significant portions of its revenues in future periods.

     TES has not expended a material amount of time for research and development in the past two fiscal years. Such costs, if they are incurred, are expensed in the period they are incurred.

     TES is engaged principally in the business of helping other businesses comply with the cost and effect of German environmental laws. As such, TES has reported in its financial statements substantial amounts for the category "cost of operations" which is composed of the costs TES incurred to dispose of environmental waste for its customers. These costs, however, are directly borne by TES' customers and not by TES. TES has not incurred material costs of its own in complying with applicable environmental law.

Recycling

     TES offers to its customers a service intended to assist the customer in complying with all environmental regulation to which it is subject. In doing so, TES provides to its customers a service which disassembles, removes, re-utilizes, re-processes, and markets and sells the re-cycled materials to others. Its waste disposal services also include archiving the recycled materials and documenting the path of movement and end location of that material. This has the additional function of serving as verification for government agencies and environmental protection groups that the waste has been locally disposed.

     TES' strategies mainly emphasize the technologically feasible reutilization of scrap electrical and electronic equipment in a manner that not only demonstrates economic and ecological responsibility but also achieves maximum conservation of resources through optimum recovery of recyclable materials. TES provides its employees with the training necessary to operate automated systems utilized to disassemble and process the materials to be recycled. TES' processes ensure that the materials, once disposed of, enter the reprocessing cycle and satisfy all legal regulations.

     Germany has strict laws relating to the recycling and disposal of all manufactured products. The basis for the German environmental legislation with respect to the treatment of waste product is called "Kreislaufwirtschafts-und Abfallgesetz, which was effective October, 1996. The German law was enacted, in part, to comply with requirements of the European Union. All European countries participating in the European Union must enact such environmental laws. In practice these laws are enacted in phases. The focus of these phases is to enact legislation which first promotes attempts to avoid the creation of waste, second to recycle the waste and third to deposit or incinerate the waste. Germany is a small country with a large population. Landfill space is extremely limited. Therefore, the government requires that electronic scrap as well as an array of other manufactured product waste be disposed of either by incineration or by depositing it in abandoned underground coal or salt mines. Hence disposal of most waste in Germany is more expensive than it is in the United States. Disposal of waste also becomes more expensive as legislation becomes more directed to recycling or avoidance which is the trend with the European Union dictated requirements.

     Because of the requirements of the European Union, even stricter laws regarding recycling of electronic products such as televisions, computers, computer monitors, radios, telephones, and virtually every other type of electronic product are anticipated by TES' management. It is expected that these laws will require that the old products be broken down into smaller components, and to the extent possible that these components be re-used or recycled rather than simply being incinerated. In order to prepare for what the industry views as inevitable recycling requirements, many larger companies have already begun to voluntarily comply with proposed recycling standards and are shipping all used and obsolete electronic products to recycling centers such as that operated by TES.

     TES also utilizes its manufacturing equipment to convert certain types of glass from cathode ray tubes ("CRTs"), computer components, and certain other manufacturing by-products and industrial wastes into manufacturing raw materials that may be resold.

     TES employs a two-tier strategy:

     o    decentralized disassembly
     o    centralized processing and re-use.

Management intends to use a wide variety of collection points as it grows in the future in order to provide full geographic coverage of Germany's waste disposal needs. At this time, TES can cover the southern portions of Germany with its own collection center, the Landsberg facility. TES has not yet expanded into northern Germany because the cost of shipping the electronic scrap to Landsberg in Bavaria is economically unfeasible.

     One important aspect of TES' service strategy is that all recycling and disposal paths are fully documented. Each customer who recycles electronic scrap through TES receives a printout documenting the disposal pursuant to the recycling laws. To accomplish this, TES and its associates offer a fully comprehensive program to register and sort spent electronic equipment using TES' own "RNP" data processing system, a software program that supports the exchange of data between TES, manufacturers, and waste reprocessing companies.


     The RNP database also contains:


     o    model and order number of electronic products
     o    size and weight of electronic products
     o    analysis of materials in electronic products

     Another module in the RNP database is a logistics program likewise developed by TES. This program covers:

     o    collection and disposal
     o    transportation and warehousing
     o    disposal and recycling
     o    documentation of each piece of equipment
          o    for fixed assets bookkeeping
          o    for the tax authorities
          o    for environmental groups

     According to figures from the German Federal Office of the Environment, approximately two million tons of spent electronic equipment is generated each year in Germany alone. Of these, some 50 to 60 percent comes from the field of entertainment electronics and another 25 percent from household appliances. The remainder comes from the area of data processing technologies or from other technologies primarily used by industry, research facilities, and the business sector. Some 300,000 tons are made up of spent computers and television sets alone, of which it is estimated that only 25 percent are disposed of in an ecologically sound manner.


     This electronic scrap contains not only valuable raw materials but also a wide range of toxic substances harmful to the environment. TES collects and disassembles this spent equipment and then reprocesses and markets the valuable waste materials salvaged from it. TES also separates and properly disposes of the toxic substances.

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     The management of TES believes that the recycling of used  television  sets and computer monitors including CRT glass is in a growth industry. As a result, TES has recently expanded its efforts in this area. Recently, TES purchased machinery designed to dismantle CRTs. In TES' CRT recycling operation, used CRTs are shipped to TES by its customers. Under the terms of the arrangements with its customers, TES is paid a fee for recycling the used CRTs. The CRTs include both funnel glass - the back of a television screen, which is relatively thin and tubular in shape - and panel glass. After the funnel glass has been cut from the front portion of the tube and cleaned, it can be sold back to the original manufacturers and other companies to be "up-cycled," i.e., reincorporated into a CRT.

     At this time the panel glass can not be recycled and must be incinerated. TES must pay a fee to dispose of the panel glass. Management expects, however, to be able eventually to either sell the panel glass to companies that recycle glass or, at a minimum, to have these companies haul the panel glass away at no cost to TES. Even if TES must pay to have the panel glass taken away, the CRT recycling is a profitable business for the company because of the fees TES is paid by its customers to recycle the CRTs. The ability to sell the panel glass will help increase TES' profits from this operation.

     TES hopes to increase its market share in the recycling of CRT glass and believes this can be achieved as the market for its products and services is made aware that such recycling will provide a less costly and more environmentally responsible means of disposing of waste CRT glass when compared to the alternative methods currently utilized to dispose of CRT glass. Further, management believes that manufacturers of CRT glass will shift their purchases of CRT glass to the recycled product as they learn of the savings that can be achieved when compared to CRT glass manufactured from raw, rather than recycled, ingredients. In addition, management believes that the electronics industry may be a source of other waste streams that may be recycled. Management believes that TES' CRT glass recycling and materials reuse capability will position TES to process large volume end-of-life television and computer waste since current regulations in Germany exclude them from landfills.

     TES also recycles computer systems. TES resells many of the used computer parts that are generated from this recycling activity, including plastic, gold, copper, aluminum, steel, and other raw materials. Management believes that this is possible because the most cost effective source for spare parts is generally recycled parts, and for out-of-production parts, it is frequently the only source. Conversely, the best use for recycled parts is to resell them for use in the installed base as either spares or low-cost additions to existing systems. Similarly, recycled parts are also often both less expensive and more readily available than repaired parts.

     TES is currently operational in the types and methods of recycling of the waste products described above. However, the industry is young and not as yet fully developed. The management of TES anticipates that it has positioned itself to take advantage of the growth in this industry as its market's customer base sees the savings that recycled products can produce and as the impact and cost of increasing national legislation is felt.


Recycling Process


     Material to be recycled is transported by TES from its customers location by truck. The cost for such transportation is borne by the customer. The first step in the processing of recycled material at TES' location involves the inspection of the material received by TES to assure that it complies with

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requirements set forth in TES'  agreements.  This process will be conducted on a visual basis by TES personnel. Assuming that the material is in compliance with TES' agreements, the material will be sorted for processing on TES' recycling line. Nonconforming shipments will be rejected and returned to the supplier. This process will be undertaken to protect TES from receiving materials that it is not equipped to handle either on the basis of the economics or safety involved with handling of the material.

     After the material has been sorted, it will then be stored until it is delivered to the recycling line. Material on the recycling line will be disassembled, and spare computer parts, integrated circuit boards, and other parts of the electronic products that can be resold will be sorted and cleaned. Other material will be sorted for sale (if appropriate), cleaned and (if appropriate) ground and crushed. As the final result of the process, as much as possible of the residual materials are reused in an environmentally sound way. They are recovered, sorted, and returned to the cycle of raw materials. To prevent the processing techniques from emitting toxic by-products, TES employs mechanical processes exclusively, i.e. no chemicals are used by TES in the disassembly process.

     Those materials that cannot be recycled are discarded. The materials which TES must discard are hazardous waste, CRT glass and fire-retardant plastics from computers. TES contracts with others to discard such materials. The costs to dispose of such material are borne directly by the customer. The cost to discard such materials is included in the cost of operations of TES' financial statements. These costs have declined on a per unit basis as the volume of production of TES has increased.

     TES disassembles the following kinds of electronic scrap for recycling:

     o    cathode ray tubes
     o    computers and peripherals of any kind PCs and monitors
     o    other office equipment
     o    household appliances of all sizes
     o    television sets, radios, VCRs etc.
     o    telecommunication equipment (e.g., telephones)
     o    electrical tools
     o    standby power generation units
     o    industrial control units
     o    measurement and control devices
     o    laboratory and medical equipment
     o    visual recording and reproduction equipment
     o    composite plastics and metals
     o    circuit boards
     o    magnetic and video tapes


     To obtain fully sorted raw materials from worn-out electronic equipment, the first thing that must be done is to disassemble the scrap by hand. During this process components with toxic substances such as condensers or lithium batteries are removed and sent to separate disposal plants.

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


     At this preliminary disassembly stage the scrap is broken down into the following categories:


     o    plastics
     o    ferrous metals
     o    nonferrous metals
     o    cathode ray tubes
     o    cables
     o    circuit boards
     o    toxic substances

     If the preliminary disassembly stage fails to yield fully sorted materials, further processing is required. In the next stages the material is further broken down through non-chemical and non-thermal processes. The mixture of materials thus obtained is completely sorted by means of magnets, eddy currents, wind, sifting, or similar techniques.


     These processes yield, among other things, the following types of materials:


     o    iron
     o    aluminum
     o    copper
     o    glass
     o    plastics
     o    ceramics
     o    composite metal granulates

     The fully separated metals and glass are sent to various smelting plants as secondary raw materials. Similarly, those fully sorted plastics that have not been treated with flame-proofing are sent away for reuse. Plastics which are not fully separated or which contain bromine flame-proofing are disposed in accordance with environmental regulations, as are all other toxic substances. Precious metal granulates are sent to separation plants for further processing.


     All the methods TES employs represent state-of-the-art technologies and have been streamlined for a smooth interaction of their ecological and economic aspects. Further, TES' methods are designed to assure compliance with all legal and government regulations, with the paths of reprocessing and disposal completely documented.


     CRTs are removed from the television sets and computer monitors, and then processed by the CRT recycling line. TES employs a specially designed saw to separate the panel glass from the funnel glass. After the pieces of CRT glass are sorted by type of glass and by size, the glass is cleaned and coatings on the glass are removed prior to sale or other disposition of the glass.


Job Training

     In Germany all trades are governed by strict educational standards. This means that anyone who wants to work as a plumber, carpenter, baker, cook, etc. must complete a training program for that trade and work for a number of years under the supervision of a "Meister" in order to gain practical training. Without this training and experience, one cannot be employed in a trade.

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


     Germany currently has the highest unemployment rates it has had since the end of World War II. The unification of the former East Germany with West Germany has created especially high unemployment rates among young people in the former East German states. The German federal and state governments are therefore anxious to create job opportunities for these long-term unemployed youths and are providing subsidies for companies that create jobs.

     TES Oecon Institute is developing a job training center. The center is intended to provide training for long-term unemployed youths and disadvantaged people. The Oecon Institute is located within the Landsberg facility. It intends to offer various new technical job classifications in environmental protection areas, such as the position title "Electronic Recycling Technician." TES Oecon Institute will offer courses required by certain governmental agencies for environmental managers of other companies, as well as seminars and workshops covering special environmental issues such as environmental law issues, certification and audits, management systems, software program training, and ecological input-output analysis.

     With its job training program the Oecon Institute will provide the opportunity for the long-term unemployed and other disadvantaged groups to find an entrance into the work force. Through the training offered by TES, the newly trained employees will be prepared for new challenges.

     The job title "electronic recycling technician" is timely for the new market structures because the need for qualified personnel for proper disposal technologies will significantly increase in the coming years. The practical training for electronic recycling technician will take place in the Institute's own workshop and in partner companies throughout Germany.

     The new profession, electronic recycling technician, has been defined by the rules and regulations of the Federal Ministry for Youth and Research and students who successfully complete the training will receive certification from the responsible industry chambers of commerce. The job training facility will receive daily subsidies for each student as required by law.

     Management anticipates that the job training center will be very successful because there is an increasing demand for qualified technicians. In addition, the government must make even greater efforts to reduce Germany's high unemployment. There are a number of state subsidies and job creation programs which offer job training schools a sure and long-term financial basis. Potential sources for subsidies include, among others, the Social Welfare Offices, Youth and Social Service Agencies, and Unemployment Agencies. TES expects it will be dependent to some extent upon various government subsidies for the new job training program. Further, along with the job training, the Institute will offer a number of revenue producing seminars and workshops covering special environmental issues, environmental law issues, and the certification and auditing of environmental operations and locations. A close working relationship with TUEV-Suddeutschland, a product testing and certification organization in Germany similar to that of UL Laboratories in the United States will allow TES access to qualified teaching and training personnel.

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


Competition

     Management  believes that the  electronic  recycling  services  industry is fragmented with widespread competition from a variety of small independent suppliers and several major suppliers in Germany. Management believes that competition for recycling and waste disposal customers is based on price and the ability to offer convenient locations for shipping of waste and recycling products. Through their subsidiaries, RWE, VEBA, VIAG, are TES' major competitors in Germany.


Government Regulation


     Germany has adopted some of the strictest laws in the world relating to the recycling and disposal of chemicals, waste, appliances, computers, television sets, and other electronic products. The business of recycling and waste disposal is subject to various governmental laws on both a federal and state basis in Germany. Further, the regulations are becoming increasingly complex and recycling and disposal more strictly regulated. These laws and regulations include landfill disposal restrictions, hazardous waste management requirements, and air quality standards, as well as special permit and license conditions for recycling and disposal of waste and outdated or used products.

     TES' recycling centers, including the Landsberg facility as well as various centers with which TES may contract to provide services, are subject to various federal, state, and local laws and regulations and licensing requirements relating to the collection, processing, and recycling of chemicals, waste, appliances, computers, television sets, and other electronic products. Requirements for registrations, permits, and licenses vary depending upon the locale in which the recycling center is located. TES' centers are registered with the German government as hazardous waste generators and are licensed, where required, by appropriate state and local authorities. TES has agreements with approved and licensed hazardous waste companies for transportation and disposal of PCBs from its recycling center.

     Management believes that further government regulation of the recycling industry could have a positive effect on TES' business; however, there can be no assurance what course future regulation may take. Under some circumstances, further regulation could materially increase the costs of TES' operations and have an adverse effect on TES' business. In addition, as is the case with all companies handling hazardous materials, under some circumstances, TES may be subject to contingent liability.

Employees

     TES has 14 full time employees, including Gerd Behrens, two management-administrative persons, and 11 line workers employed in its recycling business. Further, TES employs one person as a secretary/administrative assistant on a part-time basis. In addition, TES has contracted with three independent contractors who are engaged in the marketing of TES' recycling services.


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Description of Property


     TES currently leases office space for its main corporate offices at 25 Impler Strasse, 81371, Munich at a monthly rental of approximately 5,552.75 DM. The lease expires on December 31, 2004. Management of TES believes that the existing facilities are adequate at this time for TES' operations. In addition, TES leases two buildings for its recycling operations at Landsberg a. Lech, Germany at a monthly rental of approximately 18,700 DM. The lease on these buildings expires on December 31, 2001. Under the terms of this lease, TES also has an option to purchase the buildings for 2,200,000 DM if the option is exercised prior to December 31, 2000. Thereafter the price increases by 77,000 DM per year. The facility in Landsberg is sufficiently large that TES expects that it will also be able to conduct its job training at that same facility.



                               BUSINESS OF ENTECS


     ENTECS was incorporated under the laws of Colorado in May 1997. It is a non-operating holding company. ENTECS' operations are conducted entirely in Germany by two wholly-owned German subsidiaries, ENTECS Umwelttechnik GmbH and ENTECS Software und Umweltmanagement GmbH. ENTECS is involved in the environmental protection industry, which is expected to grow rapidly due to increasing investments being made in the area by both private enterprises and public institutions. The environmental protection industry is also expected to continually create new jobs because of the dynamic growth in the area.

     ENTECS' stated corporate purpose is the development and marketing of future oriented environmental patents, innovations, and technologies as well as software solutions for the environmental market. ENTECS is achieving this goal by working closely with patent owners and engineers with special technical know-how in the industry.

     ENTECS holds the exclusive licensing rights to a new recycling system for the capture and re-use of cement waste and waste water that is generated by cement mixing plants. The system known as the "BRS-Compact" is in the process of being patented both as a technology and as a process. ENTECS has acquired the exclusive licensing rights to the BRS-Compact from the patent holder, Mr. Juergen Bozenhardt, for all of Europe and a right of first refusal for the Americas and Asia.

     ENTECS has also acquired a license for two patents for the development of a recycling machine based on double worm system for recycling metal dust and other materials. The double worm system is based upon the principle of counter rotating screws that are designed to handle a wide variety of materials. The twin screws can be modified and assembled in accordance with end-producer requirements. For example, if the base waste materials to be recycled have a high water content, a parallel separation of the liquid and solid components can be achieved. The patent will include both the process based on the worm system for recycling metal dust and other materials and the finished products of the recycling machine. The patent process is registered with the European Patent Office under number 038 3227 and number 038 3229.

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     ENTECS is active in the business areas of concrete recycling, production of artificial peat products, and software solutions for environmental management. The following is a description of these industry segments:


The Concrete Recycling System (BRS Compact)


     The ready-mixed concrete industry produces significant quantities of waste concrete and mortar in the production process and when the concrete mixer trucks are cleaned out each day. This waste concrete and cleaning process produces a large quantity of waste water that is very high in alkaline (pH value 12.9 - 13.9). Hence the waste water cannot be disposed of via the public sewer systems in most European Union countries because of environmental regulations.

     The new concrete recycling system makes it possible for concrete plants to recycle the waste concrete by washing the sand and gravel so it can be reused. The waste water generated by the process is also reused in the cement mixing plant. Not only are the waste products reused but also public land fill space is saved because until now the cement waste had to be disposed of as "special" waste material. This process eliminates all waste from the process. In addition to the cost savings on material, the water recycling reduces the cost of fresh water used in the process and sewage charges. The BRS Compact system includes all unique features of ENTECS' competitor's systems as well as other features which ENTECS' competitor's systems do not include. Management believes that this new concrete recycling system is currently the only one of its kind world-wide, which allows for completely waste-free concrete production and has the following advantages:

     o No production of alkaline waste water = Cost savings for fresh water and waste water disposal;
     o Complete recycling of concrete components (sand and gravel) = Cost savings for raw materials and landfill use;
     o Residue-free production of fresh concrete = No need for waste concrete storage and disposal; and
     o    Process patent is pending


     The target market for the BRS Compact is in particular the ready-mix industry and concrete fabrication operations. In Germany alone there are approximately 2,600 ready-mix companies according to the Federation of German Ready-Mix Industries. Further, there are approximately 8,000 ready-mix companies in the remaining European Union member countries.


     The patent holder of the BRS Compact System, Mr. Juergen Bozenhardt, has a consulting agreement with ENTECS GmbH. He has made demand under that agreement for 177,000 DM which he claims is owed for unpaid consulting fees. Mr. Bozenhardt has not yet filed a claim with any court or administrative agency in Germany. ENTECS believes that it owes Mr. Bozenhardt no more than 20,000 DM for consulting fees. Further, ENTECS believes that it has a cause of action against Mr. Bozenhardt for breach of their contractual agreement as well as a breach of the license agreement for the BRS Compact System with Mr. Bozenhardt.

     ENTECS has learned that the BRS Compact System licensed from Mr. Bozenhardt has several design defects which prevent the machine from operating properly. After a potential customer refused to accept the BRS system because of several

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breakdowns  during its testing of the machine,  ENTECS  contacted an independent engineering expert to test the BRS Compact System. The engineering consultant advised ENTECS that there are design defects in the BRS Compact System which will prevent it from working reliably unless corrected. ENTECS has requested quotes to correct the design defects and anticipates that such defects will cost between 100,000 DM and 150,000 DM to correct. ENTECS intends to correct the design defects and continue to market the system to potential users.

     After the discovery of the design defects, ENTECS notified Mr. Bozenhardt that it was terminating the consulting contract between the parties. Subsequently, Mr. Bozenhardt sent notice to ENTECS that he considered both the consulting agreement and the license agreement for the BRS Compact System to be terminated. ENTECS believes that it still holds the license to market the BRS Compact System and intends to vigorously defends its rights under the license if necessary. Further, ENTECS believes that once the design defects of the BRS
Compact System are corrected, it will be able to market the system to its customers and to enter into sub-license agreements with others to also market the system.

Wood Fiber/Artificial Peat

     Peat cutting or harvesting has come under public criticism for ecological and conservation reasons. Peat cutting will be completely prohibited by state law in Bavarian and Hessian moors in the foreseeable future. Large scale peat harvesting has already been largely discontinued because most of the land leases for the peat harvesting expire over the next ten year period. Development of artificial peat products is therefore necessary because of the reduction of peat harvesting. The annual peat usage in Germany currently is approximately 6 million square meters, according to the 1994 database of "Torfstreuverbund", an association of peat producers in Germany. The amount of peat harvested historically will have to be artificially produced in the long term.

     ENTECS' subsidiary ENTECS Umwelttechnik GmbH owns an artificial peat production system. ENTECSS Umwelttechnik GmbH produced three grades of high-quality all natural artificial peat products. The quality of the artificial peat depends on the quality of the raw materials used in the process. The artificial peat products have all of the qualities of peat. The artificial peat products are marketed as TORBELLA(R)plus, TORBELLA(R)standard, and Tornova(R).
Torbella(R)and Tornova(R)are registered trademarks. ENTECS believes these products provide the following advantages:

     o    Flawless natural product without chemical additives;
     o    Large water absorption capacity;
     o    Development of high-quality humus soil;
     o    Produced from waste wood;
     o    Unlimited uses; and
     o Contributes to the conservation of the bio-top and the protection of the peat deposits.

     ENTECS presently owns a production facility for artificial peat located in Bad Wurzach/Allgau. All materials, transportation facilities and technical services for the production of artificial peat are maintained presently at this one location. ENTECS management has been investigating the feasibility of adding a second location to its artificial peat production capabilities. ENTECS' management does not anticipate adding a second location, however, until after the merger, if then.

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         Target customers are garden soil  manufacturers,  garden supply stores, and governmental units. Alternative uses for the products include the following:

     o    Good for use where peat normally is used (gardening and farming);
     o    Mulch material;
     o    Athletic fields;
     o    Pet and animal cages and stalls; and
     o Special uses: biological filters for biological exhaust filtering or as a binding material for soaking up chemical substances.


Software Solutions for Environmental Protection


     Interest is increasing for an automated solution for businesses that need to monitor their environmental protection obligations. This involves overall management supervision of the organizational structure, areas of responsibility, patterns of behavior, operational procedures, and processes and materials for the establishment and implementation of firm wide environmental policy. Until now, the software programs for management of environmental protection obligations for small and medium-sized businesses have been too inflexible, complex, and expensive. Therefore AkkU Umweltberatung GmbH, a Munich-based company, developed an inexpensive and individually customizable software package to assist small and medium-sized businesses to develop their own environmental management systems. The software is known as the "Fabius 1.0 Software Module for Effective Environmental Management." In cooperation with ENTECS Software und Umweltmanagement GmbH the Fabius software was further developed to the current version "Fabius 2.1" (collectively with the Fabius 1.0 version, "Fabius"). The Fabius software's copyright is owned by AkkU Umweltberatung GmbH. ENTECSS Software und Umweltmanagement GmbH has acquired an exclusive distribution license for Fabius.

     Fabius has been on the market in varying industry branches and with firms of varying size since 1996. Some of the well-known users of the software are Allianz AG, Dr. Oetker KG, Tetra Pak GmbH, and Tesa-Werke. Fabius was rated by the Fraunhofer Institute for Management and Organization (Fraunhofer IAO, Stuttgart, April 1998) as one of the most used environmental protection software solutions for businesses.

ENTECS Legal Proceedings

     ENTECS is involved in a dispute with a former independent contractor. ENTECS has received a demand for payment under its agreement for independent contractor services with Juergen Bozenhardt, the patent holder of the BRS Compact concrete recycling system, which ENTECS has licensed from Mr. Bozenhardt. Neither Mr. Bozenhardt nor ENTECS have filed a claim with any court or administrative agency at this time. See "Business of ENTECS -The Concrete Recycling System (BRS Compact)" for further discussion of this dispute.

                    MATERIAL CONTRACTS BETWEEN TES AND ENTECS

     TES previously entered into a license agreement which it subsequently sold to ENTECS. This license is for the exclusive rights to produce and to sell the BRS-Compact concrete recycling system. The license pertains to all areas of the world except for the United States of America and Asia. TES obtained a first right of refusal for rights to produce and sell the BRS-Compact system in the United States of America and Asia. This license was acquired from Mr. Juergen Bozenhardt in March 1997 and subsequently sold to ENTECS in September 1997. The license grants the holder of the license the right to use the technology for fifteen years and grants the licensee the first right of refusal to purchase the technology for up to two years after the termination of the license.

     Under the terms of the license agreement, ENTECS has paid the licensor 625,000 DM to acquire the rights under the license. Of this amount, 250,000 DM was paid by TES to Mr. Bozenhardt, the licensor, on behalf of ENTECS and was treated as a due to affiliate payable by ENTECS at December 31, 1997. The full amount of the due to affiliate payable was repaid in 1998.

     In addition to the license fee described above, ENTECS, as licensee, is required to pay to Mr. Bozenhardt a royalty of 6% of all net sales of the product sold by ENTECS.

     ENTECS has also acquired an exclusive license covering two European patents from Data Consult, a company owned by Mr. Gerd Behrens, President of TES and ENTECS. The two patents (Nos. EPO 383227 and EPO 383229) relate to the technology and process to bind particle wastes such as dust, metal scrap, fibers, waste paper and other similar matter into solids as well as a process for processing oil sludge containing iron. The date of the license is May 15, 1997 and it terminates with the expiration of the patents, which under German law is typically twenty years from the date of the patent registration. Patent No. 383227 was issued on May 12, 1993 and patent no. 383229 was issued on May 6, 1992. The license to these patents was acquired by Mr. Behrens from a company controlled by Mr. Dieter Gastinger, an officer and director and a stockholder of ENTECS. The license for this technology applies to all countries of the European Union in which the patents are valid. In areas outside the European Union, ENTECS is prohibited from using the licensed processes or from selling the products produced by the licensed processes if there is no patent protection in those areas. The license fee to acquire the licenses was 650,000 DM, of which 250,000 DM was paid by TES and was accounted for by ENTECS as due to affiliate at December 31, 1998. ENTECS has not yet put the technology or process into production and has not yet generated any revenue from this license.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TES

     The following table sets forth information with respect to the ownership of TES' common stock by all officers, directors and director nominees, individually, all officers, directors and director nominees as a group, all beneficial owners of more than ten percent of the common stock as of December 31, 1998, and by two of TES' consultants. Except as otherwise indicated, the following stockholders have sole voting and investment power with respect to the shares.

     Name and Address               Number of             Percent of             Number of Shares         Percent of Class
         Of Owner                    Shares                  Class                 after Merger             after Merger
         --------                    ------                  -----                 ------------             ------------

Gerd Behrens                      2,760,000(1)               52.8%                   6,225,000                  54.8%
25 Impler Strasse,
81371, Munich
Germany

Frank Behrens                       600,000(2)               11.5%                   1,986,000                  17.5%
25 Impler Strasse
81371, Munich
Germany

Jutta Behrens                     2,760,000(1)               52.8%                   6,225,000                  54.8%
25 Impler Strasse
81371, Munich
Germany

Karsten Behrens                    850,000(2)                16.3%                   2,236,000                  19.7%
25 Impler Strasse
81371, Munich
Germany

Yvonne Marquard                    240,000(3)                 4.2%                    863,700                    7.6%
25 Impler Strasse
81371, Munich
Germany

Dieter Gastinger                      -0-                     -0-                     693,000                    6.1%
25 Impler Strasse
81371, Munich
Germany

All officers, directors
and nominees as a group
(4 persons)                      3,360,000(4)                64.3%                  8,904,000                   78.4%


                                                          63


------------------

(1) Gerd and Jutta Behrens are husband and wife, and each own shares separately. Gerd Behren individually owns 1,500,000 shares and Jutta Behrens individually owns 1,260,000 shares. As husband and wife each of them may be considered the beneficial owner of the shares held by the other.


(2) Frank Behrens and Karsten Behrens are brothers and are the sons of Gerd and Jutta Behrens. Gerd and Jutta Behrens disclaim beneficial ownership of the shares held by their sons.


(3) Yvonne Marquard has served as a consultant to TES and has been paid consulting or finder's fees for her efforts in assisting TES with its financing efforts. Ms. Marquard is the wife of Michael Marquard, who is an employee of TES. Michael Marquard may be deemed to be the beneficial owner of these shares.

(4) Does not include shares held by Karsten Behrens, nor does it include shares held by Yvonne Marquard, because neither are officers or directors of TES.

(5) Includes shares beneficially held by Mr. Gerd Behrens, Mr. Frank Behrens and by Mr. Dieter Gastinger, who is expected to be nominated to the board of directors subsequent to the Merger.

     There  are  no  outstanding  options,   warrants,  or  rights  to  purchase
securities from TES.

                     DIRECTORS AND EXECUTIVE OFFICERS OF TES


Officers, Directors and Key Consultants

     The officers and directors of TES and key consultants are as follows:

Officers and Directors(1)
-------------------------
                                                                             Tenure as Officer
    Name                         Age              Position(s)                   or Director
    ----                         ---              -----------                   -----------
Gerd Behrens                      61             Chairman of the                June 21, 1994
                                                 Board and President            to Present

Frank Behrens                     32             Secretary                      March 3, 1995
                                                 and a director                 to Present

Jutta Behrens                     60             Treasurer                      March 3, 1995
                                                 and a director                 to Present

Key Consultants(1)
------------------

Karsten Behrens                   31             Consultant                     October 1, 1996
                                                                                to Present
Yvonne Marquard                   29             Consultant                     February 1, 1997
                                                                                to Present
Director Nominees(2)
--------------------

Dieter Gastinger                  55             Director Nominee               As of Date of Merger


(1) All individuals will remain in the same titles and positions indicated subsequent to the merger.

(2) The board of directors of TES has nominated Dieter Gastinger for election to the TES board of directors upon consummation of the merger.

     Gerd Behrens, Jutta Behrens, Frank Behrens, Karsten Behrens and Yvonne Marquard may be deemed to be "promoters" and "parents" of TES within the meaning of the rules and regulations promulgated under the Securities Act.

     The directors of TES are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Officers of TES are elected annually by the board of directors and hold office until their successors are duly elected and qualified. Gerd Behrens and Jutta Behrens are married to each other, and they are the parents of Frank Behrens and Karsten Behrens. Frank Behrens and Karsten Behrens are brothers. There are no other family relationships between any director or executive officer and any other director or executive officer. Set forth below is biographical information with respect to TES' founders and promoters and each officer and director.

     Gerd Behrens, founder and promoter, has been chairman of the board and president of TES since inception. Mr. Behrens holds a Diploma as a Businessman (Dipl. Kaufmann), which is roughly equivalent to a Bachelors Degree in Business Administration in the United States. Mr. Behrens has over 35 years of experience in business with a variety of firms and has served in a number of positions, including senior management positions, since 1989. From 1989 until the founding of TES, Mr. Behrens was the managing director of Data Consult, a firm located in Munich, Germany, that purchased and sold used computers. Since the founding of TES, Mr. Behrens has devoted substantially all of his time to its business and affairs.

     Frank Behrens has been secretary and a director of TES since March 3, 1995. Mr. Behrens is a graduate of Ludwig-Maximillians University in Munich in Geography and Economics. Mr. Behrens has served as a consultant to various firms, including TES, since graduating from the University of Munich in 1995. Mr. Behrens' consulting services have related primarily to urban planning and development and the development of environmental management systems and organization structures and certain software tools for these systems. Mr. Behrens provided TES with assistance in the writing and drafting of its business plan and offering materials that were used to raise funds from German investors and with the development of environmental management systems and organization structures and certain software tools for these systems.

     Jutta Behrens has been treasurer and a director of TES since March 3, 1995. Mrs. Behrens is a qualified industrial accountant and has since 1970 owned and operated her own firm which provides accounting services to businesses and individuals in Germany.

     Karsten Behrens has been a consultant to TES and has acted as its legal counsel since October 1, 1996. Mr. Behrens is a graduate of Ludwig-Maximillians University in Munich in law. Mr. Behrens has completed the necessary post-graduate employment requirements and passed the necessary examinations to be licensed as a lawyer in Germany. He has provided TES with legal services and with other management and consulting services. His principal consulting activities were focused upon providing TES with assistance in the writing and drafting of its business plan and offering materials that were used to raise funds from German investors and in assisting TES with various legal matters.

     Yvonne Marquard has been a consultant to TES since February 1, 1997. Ms. Marquard assisted TES and ENTECS with the placement of its common stock in Germany. Ms. Marquard founded her own firm--Yvonne Marquard Unternehmensberatung in 1997 to provide financial consulting services to various businesses. Prior to founding her own firm Ms. Marquard was employed by AURUM Vermoegensanlagen GmbH, a German financial services firm.

     Dieter Gastinger will be a director of TES upon completion of the merger and has been a director of ENTECS since its inception. Mr. Gastinger has over 35 years of experience in business. For the past ten years he has been the owner of a firm offering environmental services and recycling technologies. Prior to starting his environmental recycling business, Mr. Gastinger was CFO for a renting service firm and managing director of a leasing firm in Germany.

Executive Compensation


     The following table summarizes all compensation paid to the officers and directors of TES, and to Karsten Behrens as a consultant, for services rendered to TES during the last three fiscal years.

                                                                                       Long Term
                                                   Annual Compensation                Compensation
                                           -----------------------------------        ------------
                                                                      Other             Number of
    Name and              Fiscal               Salary/               Annual             Options
Principal Position         Year            Consulting Fees        Compensation          Awarded
------------------         ----            ---------------        ------------          -------

Gerd Behrens,              1998              15,500 DM                -0-                 -0-
president                  1997              57,600 DM                -0-                 -0-
and director               1996              10,000 DM                -0-                 -0-
                           1995              24,000 DM                -0-                 -0-

Jutta Behrens,             1998                -0-                    -0-                 -0-
treasurer                  1997                -0-                    -0-                 -0-
and director               1996                -0-                    -0-                 -0-
                           1995                -0-                    -0-                 -0-

Frank Behrens,             1998                -0-                    -0-                 -0-
secretary                  1997             40,250 DM                 -0-                 -0-
and director               1996                -0-                    -0-                 -0-
                           1995                -0-                    -0-                 -0-

Karsten Behrens,           1998             12,255 DM                 -0-                 -0-
consultant                 1997             98,650 DM                 -0-                 -0-
                           1996              3,150 DM                 -0-                 -0-
                           1995              2,930 DM                 -0-                 -0-

     The exchange rate for DM to US dollars at April 28, 1999 was 1.8385 DM for each U.S. Dollar. No advances have been made or are contemplated by TES to any of its officers or directors.


Employment and Consulting Agreements


     TES GmbH, a wholly owned subsidiary of TES, has entered into an employment agreement with Gerd Behrens under which Mr. Behrens will be paid approximately 6,500 DM per month. Mr. Behrens has deferred payment of this compensation until TES has funds available to pay Mr. Behrens. Further, TES has a consulting agreement with Jutta Behrens' accounting firm under which Mrs. Behrens' firm is paid 500 DM per month in exchange for providing the services of Jutta Behrens to TES. Also, TES has a consulting agreement with Frank Behrens' personal consulting firm, under which the firm will be paid 30 DM per hour for providing the services of Frank Behrens to TES. Karsten Behrens serves on the board of directors of TES Oecon AG, and as such there is a consulting agreement with Karsten Behrens' personal consulting firm under which his firm is paid an hourly fee of 50 DM per hour for services as needed. Gerd Behrens devotes his full time and attention to the business and affairs of TES and its subsidiaries. Frank Behrens is expected to devote approximately 30 hours per month on average to the business and affairs of TES, with the expectation that as TES requires more of Mr. Behrens' time and efforts he will devote more time to TES with an appropriate increase in his compensation arrangements. Jutta Behrens is expected to devote such time as is necessary to maintain TES' accounting records on a current basis. It is not anticipated that Mrs. Behrens will devote additional time to TES, and as TES' needs for accounting and bookkeeping increase, management believes that TES will hire accounting and bookkeeping personnel directly to meet those needs. It is also anticipated that Mrs. Behrens will remain as the treasurer until such time as TES' business requires a full-time person, at which time it is expected that TES will replace Mrs. Behrens with a qualified person. Karsten Behrens is expected to devote approximately 10 hours per month on average to the business and affairs of TES, with the expectation that as TES requires more of Mr. Behrens' time and efforts he will devote more time to TES with an appropriate increase in his compensation arrangements. TES and ENTECS have each entered into a consulting agreement with Yvonne Marquard in which she is paid a consulting or finder's fee based upon the difference between 20% of the gross proceeds raised and the amount of commission or fees actually paid to brokers or finders for the sale of the Company's securities. Ms. Marquard was paid by ENTECS approximately 162,800 DM under the terms of this agreement in 1998. Ms. Marquard is the wife of Michael Marquard, who is an employee of TES.

     The employment and consulting agreements between TES and Gerd Behrens, Jutta Behrens, Frank Behrens, and Karsten Behrens also contain an agreement to maintain confidentiality of trade secrets and other materials.


Directors


     Other than in accordance with to their employment or consulting arrangements, the members of the board of directors are not compensated for their services as directors; however, they are reimbursed for all reasonable expenses incurred in connection with those services.


Option Plans


     Except as described below, TES has no retirement, pension, profit sharing, stock option, or insurance or medical reimbursement plans or programs covering its officers and directors, and does not contemplate implementing any such plans at this time.

     The board of directors of TES has adopted a stock option plan which provides for the grant of options to purchase an aggregate of not more than 500,000 shares of TES' common stock. The purpose of the stock option plan is to make options available to directors, management, key employees, consultants, and technical advisers of TES in order to provide them with a more direct stake in the future of the company and to provide them with additional rewards and incentives for contributing to TES' success.

     The stock option plan will be administered by a committee appointed by the board of directors which determines the persons to be granted options under the plan, the number of shares subject to each option, the term of the option, the manner in which the option may be exercised, and the exercise price of each option, subject to the requirement that no option may be exercisable more than 10 years after the date of grant. The committee will have the power to establish such other terms and conditions for options granted under the stock option plan as they determine are necessary and appropriate. No option granted under the plan shall be transferable otherwise than by will or the laws of descent and distribution. The exercise price of stock options granted under the plan will be established by the board of directors in their sole discretion and may be less than the fair market value of the underlying shares on the date of grant as determined by the committee. The exercise price may be paid in cash or in common stock or a combination of cash and common stock.

     As of the date of this proxy statement/prospectus, no options have been granted under the stock option plan.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In connection with the founding of TES, Gerd Behrens acquired 4,500,000 shares of its common stock. Subsequent to the founding and prior to the time that TES raised any funds from outside directors, Mr. Behrens sold his wife, Jutta Behrens, and his sons, Karsten and Frank Behrens, 2,760,000 of these shares and sold Yvonne Marquard 240,000 of these shares. Mr. Behrens paid approximately 90,870 DM for his original 4,500,000 shares. The shares discussed in this paragraph have been adjusted to reflect a stock dividend issued in December, 1998.

     In addition, Jutta Behrens has loaned TES approximately 141,250 DM. The initial loan was made on March 20, 1996, in the amount of 80,000 DM for a five-year term and bears interest at 9.25% per year. The second loan was made on September 10, 1996, in the amount of approximately 50,000 DM for a four year term and bears interest at 8% per year. The third loan was made on December 31, 1996, in the amount of approximately 11,200 DM for a four year term and bears interest at 8% per year. Further, Gerd Behrens loaned TES approximately 100,000 DM in connection with the capitalization of TES Oecon AG, which was interest free until January 1, 1998. Subsequent to January 1, 1998, the loan bears interest at a rate of 6% per annum. The loan is due on December 31, 2001, subject to a right for TES to extend the loan for an additional 5 years if necessary for economic reasons.

     TES' president and major stockholder is also president and the major stockholder of ENTECS. TES paid a deposit of DM 250,000 for the rights to use the BRS concrete recycling system and subsequently transferred the rights to ENTECS in exchange for a short term note. The advance was paid in full during 1998. Additionally, ENTECS made advances to TES aggregating DM 370,200 during the year ended December 31, 1998. The advances bear interest at 6% per annum and are due after ten years.

     During 1997, TES made working capital advances to ENTECS of DM 50,000 and paid DM 86,250 of costs associated with the operations of ENTECS. The working capital advance accrued interest at 8% per annum. ENTECS repaid the working capital advance with payments of DM 23,000 in 1997 and DM 27,000 plus accrued interest in January 1998.

     In connection with TES' financing efforts in Germany, TES entered into an agreement with Yvonne Marquard under which Ms. Marquard was paid a consulting or finder's fee based upon the difference between 20% of the gross proceeds raised and the amount of commission or fees actually paid to brokers or finders for the sale of TES' securities. Ms. Marquard was paid approximately 86,533 DM under the terms of this agreement. Ms. Marquard is the wife of Michael Marquard, who is an employee of TES.

     TES also paid Frank Behrens consulting fees equal to 40,250 DM in connection with the writing and drafting of TES' business plan and offering materials that were used to raise funds from German investors and with the development of environmental management systems and organization structures and certain software tools for these systems.

     TES paid Karsten Behrens consulting fees equal to approximately 98,650 DM in connection with his performance of legal services for TES and the writing and drafting of TES' business plan and offering materials that were used to raise funds from German investors.

     TES has a consulting agreement with Jutta Behrens' accounting firm under which her firms is paid 500 DM per month in exchange for providing the services of Jutta Behrens to TES. Also, TES has a consulting agreement with Frank Behrens' personal consulting firm, under which the firm will be paid 30 DM per hour for providing the services of Frank Behrens to TES. TES also has a consulting agreement with Karsten Behrens. Karsten Behrens is paid an hourly fee of 50 DM for his services as needed. Compensation under this agreement is disclosed in the executive compensation table in the section captioned "Directors and Executive Officers of TES."

     The management of TES believes that the above transactions were on terms no less favorable than could be obtained from unaffiliated third parties. TES does not presently have any policies regarding future affiliated transactions.

     Except as otherwise disclosed herein, there have been no related party transactions or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ENTECS

     The following table sets forth information with respect to the ownership of ENTEC's common stock by all officers and directors, individually, all officers and directors as a group and all beneficial owners of more than ten percent of the common stock as of December 31, 1998. Except as otherwise indicated, the following stockholders have sole voting and investment power with respect to the shares.

   Name and address                   Number of                  Percent of
     of owner                          Shares                      Class
     --------                          ------                      -----
Gerd Behrens                            500,000                     30.5%
25 Impler Strasse,
81371, Munich
Germany

Frank Behrens                         200,000 (1)                   12.2%
25 Impler Strasse
81371, Munich
Germany

Dieter Gastinger                        100,000                     6.1%
25 Impler Strasse
81371, Munich
Germany

Yvonne Marquard                          90,000                     5.5%
25 Impler Strasse
81371, Munich
Germany

Karsten Behrens                         200,000                     12.2%
25 Impler Strasse
81371, Munich
Germany

All officers and directors
 as a group (4 persons)                 890,000                     54.3%


-----------------------

(1) Frank Behrens and Karsten Behrens are brothers and are the sons of Gerd and Jutta Behrens. Gerd and Jutta Behrens disclaim beneficial ownership of the shares held by their sons.

There are no outstanding options, warrants, or rights to purchase securities from ENTECS.

                   DIRECTORS AND EXECUTIVE OFFICERS OF ENTECS

Officers, Directors and Key Consultants

     The officers, directors and key consultants of ENTECS are as follows:


Officers and Directors
----------------------
                                                              Tenure as Officer
    Name                   Age          Position(s)               or Director
    ----                   ---          -----------               -----------



Gerd Behrens                61         President and              May, 1997
                                       a Director                 to Present

Frank Behrens               32         Secretary                  May, 1997
                                       and a Director             to Present

Yvonne Marquard             29         Director                   May, 1997
                                                                  to Present

Dieter Gastinger            55         Director                   May, 1997
                                                                  to Present


Key Consultants


Karsten Behrens             31         Consultant                 May, 1997
                                                                  to Present

     Gerd Behrens, Jutta Behrens, Frank Behrens, Karsten Behrens and Yvonne Marquard may be deemed to be "promoters" and "parents" of ENTECS within the meaning of the rules and regulations promulgated under the Securities Act.

     The directors of ENTECS are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Officers of ENTECS are elected annually by the board of directors and hold office until their successors are duly elected and qualified. Gerd Behrens is the father of Frank Behrens and Karsten Behrens. Frank Behrens and Karsten Behrens are brothers. There are no other family relationships between any director or executive officer and any other director or executive officer. Set forth below is biographical information with respect to ENTECS' founders and promoters and each officer and director.

     Gerd Behrens, founder and promoter, has been a director and president of ENTECS since inception. Mr. Behrens holds a Diploma as a Businessman (Dipl. Kaufmann), which is roughly equivalent to a Bachelors Degree in Business Administration in the United States. Mr. Behrens has over 35 years of experience in business with a variety of firms and has served in a number of positions, including senior management positions, since 1989. From 1989 until the founding of ENTECS, Mr. Behrens was the managing director of Data Consult, a firm located in Munich, Germany, that purchased and sold used computers. Since the founding of TES and ENTECS, Mr. Behrens has devoted substantially all of his time to the business and affairs of such companies.

     Frank Behrens has been secretary and a director of ENTECS since May, 1997. Mr. Behrens is a graduate of Ludwig-Maximillians University in Munich in Geography and Economics. Mr. Behrens has served as a consultant to various firms, including TES, since graduating from the University of Munich in 1995. Mr. Behrens' consulting services have related primarily to urban planning and development and the development of environmental management systems and organization structures and certain software tools for these systems. Mr. Behrens provided TES and ENTECS in the writing and drafting of its business plan and offering materials that were used to raise funds from German investors and with the development of environmental management systems and organization structures and certain software tools for these systems.

     Yvonne Marquard has been a director of ENTECS since May, 1997. Ms. Marquard assisted ENTECS with the placement of its common stock in Germany. Ms. Marquard founded her own firm--Yvonne Marquard Unternehmensberatung in 1997 to provide financial consulting services to various businesses. Prior to founding her own firm Ms. Marquard was employed by AURUM Vermoegensanlagen GmbH, a German financial services firm.

     Karsten Behrens has been the Managing Director to ENTECS Umweltmanagment since July, 1997. Mr. Behrens is a graduate of Ludwig-Maximillians University in Munich in law. Mr. Behrens has completed the necessary post-graduate employment requirements and passed the necessary examinations to be licensed as a lawyer in Germany.

     Dieter Gastinger has been a director of ENTECS since its inception. Mr. Gastinger has over 35 years of experience in business. For the past ten years he has been the owner of a firm offering environmental services and recycling technologies. Prior to starting his environmental recycling business, Mr. Gastinger was CFO for a renting service firm and managing director of a leasing firm in Germany.

Executive Compensation


     The following table summarizes all compensation paid to the officers and directors of ENTECS for services rendered to ENTECS since its inception in 1997.


                                                                                     Long Term
                                                   Annual Compensation              Compensation
                                           ---------------------------------       ------------
                                                                    Other            Number of
    Name and               Fiscal             Salary/              Annual             Options
Principal Position         Year            Consulting Fees      Compensation          Awarded
------------------         ----            ---------------      ------------          -------

Gerd Behrens,              1998                 -0-                  -0-                  -0-
President                  1997                 -0-                  -0-                  -0-
and Director

Frank Behrens,             1998              77,500 DM               -0-                  -0-
Secretary                  1997                 -0-                  -0-                  -0-
and Director

Karsten Behrens,           1998              52,500 DM               -0-                  -0-
Consultant                 1997                 -0-                  -0-                  -0-

Dieter Gastinger,          1998              52,850 DM               -0-                  -0-
Managing Director          1997                 -0-                  -0-                  -0-
of Umweltmanage-
ment

Yvonne Marquard,           1998              62,809 DM               -0-                  -0-
Director and               1997                 -0-                  -0-                  -0-
Consultant


     No advances have been made or are contemplated by ENTECS to any of its officers or directors.

Directors

     Other than in accordance with to their employment or consulting arrangements, the members of the board of directors are not compensated for their services as directors; however, they are reimbursed for all reasonable expenses incurred in connection with those services.

                        DESCRIPTION OF TES CAPITAL STOCK


     The authorized capital stock of TES consists of 20,000,000 shares of common stock, of no par value. As of December 31, 1998, 5,224,830 shares of common stock were outstanding. On November 18, 1998, the board of directors of TES authorized a share dividend of the common stock of TES which caused to be issued as of the same date, two (2) shares of common stock for each one (1) share of common stock issued and outstanding. Management expects that approximately 16,580,473 shares of TES common stock will be outstanding after the merger.


Common Stock


     Holders of common stock are entitled to one vote for each whole share on all matters to be voted upon by stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights in the election of directors. This means that holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the board of directors. All shares of common stock are equal to each other with respect to liquidation and dividend rights. No holder of any shares of common stock has any preemptive rights to subscribe for or purchase any additional, unissued shares of TES' common stock. Upon liquidation, dissolution, or winding up of the company, each share of the common stock is entitled to share ratably in the amount available for distribution to holders of common stock. All shares of common stock outstanding are fully paid and nonassessable, and the common stock is not subject to conversion or redemption.

Transfer Agent and Registrar


     Corporate Stock Transfer, Inc., 370 17th Street, Suite 2360, Denver, Colorado 80202, has been retained to serve as the transfer agent and registrar for TES' common stock.


                                 LEGAL OPINIONS


     Certain legal matters in connection with the merger are being passed upon for TES by Schlueter & Associates, P.C Denver, Colorado and for ENTECS by Rossi & Maricle, P.C., Denver, Colorado.


                                     EXPERTS


     The financial statements of TES at December 31, 1997 , and for each of the two years in the period ended December 31, 1997, included in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is part, have been audited by Scheifley & Associate, P.C., independent auditors, as set forth in their report appearing elsewhere in this proxy statement/prospectus, and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

     The financial statements of ENTECS at December 31, 1997, and for each of the two years in the period ended December 31, 1997, included in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is part, have been audited by Scheifley & Associate, P.C., independent auditors, as set forth in their report appearing elsewhere in this proxy statement/prospectus, and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     TES is subject to the informational requirements of the Securities Exchange Act of 1934 and it files reports, proxy statements, and other information with the Securities and Exchange Commission in accordance with that law. You may inspect and copy TES' reports, proxy statements, and other information at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain copies of those materials at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. TES is an electronic filer with the Commission, which maintains a web site containing reports, proxy statements, and other information at the following location: http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-4 filed by TES with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus omits certain of the information contained in the registration statement. You may obtain further information about TES and the TES common stock in the registration statement and the exhibits to the registration statement. Any statements contained in this proxy statement/prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, you may refer to the copy of the document filed with the Commission. Each statement in this proxy statement/prospectus about a document is qualified in its entirety by reference to the actual document.

                          INDEX TO FINANCIAL STATEMENTS

TECHNICAL ENVIRONMENT SOLUTIONS, INC.,                                    Page


     Independent Auditor's Report ....................................     F-1
     Consolidated Balance Sheet as of December 31, 1998 ..............     F-2
     Consolidated Statements of Operations for the two years
        ended December 31, 1998 ......................................     F-3
     Consolidated Statements of Stockholders' Equity for the
        two years ended December 31, 1998 ............................     F-4
     Consolidated Statements of Cash Flow for the two years
        ended December 31, 1998 ......................................     F-5
     Notes to Consolidated Financial Statements ......................     F-7


ENVIRONMENTAL TECHNOLOGIES AND SOFTWARE SOLUTIONS, INC.


     Independent Auditor's Report ....................................     F-15
     Consolidated Balance Sheet as of December 31, 1998 ..............     F-16
     Consolidated Statement of Operations for the two years
       ended December 31, 1998 .......................................     F-17
     Consolidated Statement of Stockholders' Equity for the two years
       ended December 31, 1998 .......................................     F-18
     Consolidated Statement of Cash Flow for the two years
       ended December 31, 1998 .......................................     F-19
     Notes to Consolidated Financial Statements ......................     F-21

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Stockholders
Technical Environment Solutions, Inc.


We have audited the consolidated balance sheet of Technical Environment Solutions, Inc. as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Technical
Environment Solutions, Inc. as of December 31, 1998, and the results of its operations and cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.


                                           James E. Scheifley & Associates, P.C.
                                           Certified Public Accountants

Denver, Colorado
March 26, 1999

                      Technical Environment Solutions, Inc.
                           Consolidated Balance Sheet
                                December 31, 1998


                                      ASSETS
                                      ------
                                                          DM            US $
Current assets:
  Cash and cash equivalents                              166,970       100,162
  Accounts receivable, trade                              68,662        41,189
  Accounts receivable - other                             34,699        20,815
  Prepaid expenses                                        22,004        13,200
                                                      ----------    ----------
      Total current assets                               292,335       175,366

Property and equipment, at cost, net of
  accumulated depreciation of DM 102,469                 162,642        97,566

Investments                                               10,000         5,999
Note receivable - related party                           50,000        29,994
Other assets                                             300,000       179,964
                                                      ----------    ----------
                                                         814,977       488,888
                                                      ==========    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
  Notes payable - banks                                   29,541        17,722
  Notes payable - others                                  80,000        47,990
  Accounts payable                                       102,536        61,508
  Accounts payable and accrued
   expenses - related parties                            115,928        69,543
  Accrued expenses                                       132,797        79,662
                                                      ----------    ----------
      Total current liabilities                          460,802       276,426

  Loans from shareholders                                230,000       137,972
  Advances from affiliated company                       288,669       173,167

Stockholders' equity:
 Common stock, no par value,
  20,000,000 shares authorized,
  5,224,830 shares issued and outstanding              2,260,155     1,355,822
 Accumulated deficit                                  (2,424,649)   (1,454,499)
                                                      ----------    ----------
                                                        (164,494)      (98,677)
                                                      ----------    ----------
                                                         814,977       488,888
                                                      ==========    ==========




          See accompanying notes to consolidated financial statements.


                                  Technical Environment Solutions, Inc.
                                  Consolidated Statements of Operations


                                                                    Years Ended December 31,
                                                        1997                  1998                  1998
                                                         DM                    DM                   US $
                                                    ----------            ----------            ----------

Sales                                                  347,213               610,056               365,960
Sales to related party                                  80,609                  --                    --
                                                    ----------            ----------            ----------
                                                       427,822               610,056               365,960

Cost of operations                                     179,690               202,174               121,280
                                                    ----------            ----------            ----------
Gross profit                                           248,132               407,882               244,680

Other costs and expenses:
  General and administrative                           652,519             1,305,774               783,308
  General and administrative - related parties         234,177                98,594                59,145
                                                    ----------            ----------            ----------
(Loss) from operations                                (638,564)             (996,486)             (597,772)

Other income and (expense):
  Interest income                                       19,190                19,668                11,798
  Losses of unconsolidates Subsidiary                     --                 (49,000)              (29,394)
  Interest expense - related party                     (18,100)              (24,418)              (14,648)
  Interest expense                                     (28,618)              (16,577)               (9,944)
                                                    ----------            ----------            ----------
                                                       (27,528)              (70,327)              (42,188)

(Loss) before income taxes                            (666,092)           (1,066,813)             (639,960)
Provision for income taxes                                --                    --                    --
                                                    ----------            ----------            ----------

Net (loss)                                            (666,092)           (1,066,813)             (639,960)
                                                    ==========            ==========            ==========


Earnings (loss) per share:
 Basic and diluted (loss) per share                      (0.40)                (0.61)                (0.37)
                                                    ==========            ==========            ==========

 Weighted average shares outstanding                 5,028,813             5,224,830             5,224,830
                                                    ==========            ==========            ==========



                          See accompanying notes to consolidated financial statements.

                                                    F-3

                                      Technical Environment Solutions, Inc.
                                    Consolidated Statement of Stockholders' Equity
                                       Years Ended December 31, 1998 and 1997


                                                     Common Stock                    Accumulated
                                              Shares              Amount                Deficit              Total
                                                                   DM                    DM                   DM

 Balance, December 31, 1996                 4,524,402              121,360             (691,744)            (570,384)

  Sale of stock for cash                      700,428            2,675,310            2,675,310
    less expenses of offering                    --               (536,515)            (536,515)

Net loss for the year                            --                   --               (666,092)            (666,092)
                                           ----------           ----------           ----------           ----------

 Balance, December 31, 1997                 5,224,830            2,260,155           (1,357,836)             902,319

Net loss for the year                            --                   --             (1,066,813)          (1,066,813)
                                           ----------           ----------           ----------           ----------

 Balance, December 31, 1998                 5,224,830            2,260,155           (2,424,649)            (164,494)
                                           ==========           ==========           ==========           ==========



                               See accompanying notes to consolidated financial statements.




                                Technical Environment Solutions, Inc.
                                Consolidated Statements of Cash Flows


                                                                            Years Ended December 31,
                                                                  1997              1998                1998
                                                                   DM                DM                  US $
                                                               --------          ----------            --------
Net (loss)                                                     (666,092)         (1,066,813)           (639,960)
  Adjustments to reconcile net income (loss) to net
   cash (used in) operating activities:
   Depreciation                                                  12,521              44,047              26,423
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable                   56,190             (68,662)            (41,189)
    (Increase) decrease in prepaid expenses                     (32,269)             14,350               8,608
    (Increase) decrease in other assets                         (37,935)             40,344              24,202
    Increase (decrease) in accounts payable and
        accrued expenses including related parties               91,045             142,817              85,673
                                                             ----------          ----------          ----------
       Total adjustments                                         89,552             172,896             103,717
                                                             ----------          ----------          ----------
  Net cash (used in) operating activities                      (576,540)           (893,917)           (536,243)
                                                             ----------          ----------          ----------

Cash flows from investing activities:
   Advance to affiliate                                        (363,250)               --                  --
   Repayment of affiliate advance                                  --               250,000             149,970
   Long-term lease deposit                                     (300,000)               --                  --
   Increase in note receivable                                  (50,000)               --                  --
   Purchase of fixed assets                                    (109,624)            (88,323)            (52,983)
                                                                                 ----------          ----------
Net cash provided by (used in) investing activities            (822,874)            161,677              96,987
                                                             ----------          ----------          ----------

Cash flows from financing activities:
   Advances from affiliated company                                --               370,200             222,076
   Proceeds from sale of common stock                         2,138,795                --                  --
   Decrease in deferred financing fees                           19,145                --                  --
   Repayment of notes payable - bank                            (22,766)           (168,257)           (100,934)
   Repayment of stockholder advances                             (6,900)             (4,300)             (2,579)
   Repayment of convertible notes                               (20,000)            (10,000)             (5,999)
                                                             ----------          ----------          ----------
  Net cash provided by
   financing activities                                       2,108,274             187,643             112,563
                                                             ----------          ----------          ----------

Increase (decrease) in cash                                     708,860            (544,597)           (326,693)
Cash and cash equivalents,
 beginning of period                                              2,707             711,567             426,855
                                                                                 ----------          ----------
Cash and cash equivalents,
 end of period                                                  711,567             166,970             100,162
                                                             ==========          ==========          ==========





                             See accompanying notes to consolidated financial statements.


                      Technical Environment Solutions, Inc.
                      Consolidated Statements of Cash Flows


                                                    Years Ended December 31,
                                                    1997      1998     1998
                                                     DM        DM       US $

Supplemental cash flow information:
   Cash paid for interest                             --      33,219    19,927
   Cash paid for income taxes                         --        --        --


          See accompanying notes to consolidated financial statements.

                      Technical Environment Solutions, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 1998


Note 1.  Summary of significant accounting policies.

Technical Environment Solutions, Inc. and subsidiaries (the "Company) is in the business of recycling surplus and obsolete electronic equipment. The Company's operations to date have been carried out solely within Germany by its wholly owned subsidiaries Technical Environment Solutions GmbH, (TES GmbH)and TES Oecon AG, formed in 1997 These operations consist of dismantling and disposing of electronic equipment secured from customers. The Company has used independent recycling companies to complete the disposal process, however, during 1997, the Company secured plant facilities necessary to begin certain processing functions on its own. TES Oecon AG, a wholly owned subsidiary, plans to establish a technical school for training electronic recycling workers for itself and others. During February 1998, the Company acquired a 49% ownership interest in T-Cycle Computer Service and Verwertungs GmbH, a German company engaged in dismantling and disposing of surplus electronic equipment in Germany.

The Company was incorporated in Colorado on June 21, 1994.

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally, accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

Solely for the convenience of the reader, the accompanying consolidated financial statements as of and for the year ended December 31, 1998 have been translated into United States dollars. ("U.S. $") at the rate of DM 1.667 per U.S. $1.00 the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1998. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.

     Principles of consolidation
The  consolidated  statements  include  the  accounts  of the  Company  and  its
wholly-owned   subsidiaries.   All   significant   inter-company   accounts  and
transactions have been eliminated in consolidation.

     Cash and cash equivalents
The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Fair value of financial instruments
The Company's financial instruments consist of cash and cash equivalents and accounts receivable and payable. The carrying amounts of such financial instruments approximate fair value because of the short maturity of these instruments.

     Property and equipment
Property and equipment are stated at cost. Depreciation is provided for using the straight line method over estimated useful lives of five to seven years for equipment and the remaining lease term for leasehold improvements. Depreciation expense amounted to DM 44,047 and DM 12,521 for the years ended December 31, 1998 and 1997, respectively.

     Revenue recognition
Revenue is recorded when services are performed. Sales amounts included in the foregoing Consolidated Statement of Operations consist of gross contract amounts paid to the Company by its customers for the removal of recyclable materials.

     Advertising
Advertising expenses are charged to expense upon first showing. The Company incurred advertising expense of DM 9,000 and DM 109,865 during the years ended December 31, 1998 and 1997 respectively.

     Net loss per share
Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period.

The basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Loss per share is unchanged on a diluted basis since the assumed exercise of common stock equivalents would have an anti-dilutive effect due to the existence of operating losses.

     Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates making it reasonably possible that a change in these estimates could occur in the near term.

     Stock-based Compensation
The Company  adopted  Statement  of Financial  Accounting  Standard No. 123 (FAS
123), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996.

Upon adoption of FAS 123, the Company when required will continue to measure compensation expense for any stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, and will provide pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

     Recent Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software
Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.

Effective January 1, 1998, the Company adopted SOP 98-1. Costs capitalized by the Company during the year ended December 31, 1998 in accordance with these guidelines were not significant.

Effective December 31, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business
Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position. To date, the Company has operated in one business segment only.

Effective December 31, 1998, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits ("SFAS 132"). SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations or financial position. The Company has not initiated benefit plans to date which would require disclosure under the statement.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.


Note 2. Investments

During July 1995, the Company invested DM 10,000 in Okologik AG, a German company engaged in the production and conservation of energy by alternative means. The Company's 1,334 shares represent less than 2% of total shares outstanding. As yet, no market exists for the stock and the Company has accounted for its investment at cost.

Note 3. Notes payable and long-term debt

Notes payable - banks at December 31, 1998 consists of a bank line of credit having a balance at December 31, 1998 of DM 29,541. The line of credit bears interest at 10.75% per annum and had DM 20,459 additional credit available at that date. The Company also had a term loan with the bank having a remaining principal balance due at December 31, 1997 of DM 180,050. The term loan was paid in full on February 28, 1998.

During 1995, the Company sold DM 210,000 of convertible debentures to thirteen individual investors in Germany. The debentures bear interest at 10.75% per annum and are due in March 1999. The debentures were to be convertible into shares of the Company's common stock, however, none were converted. During 1996, DM 100,000 plus accrued interest was repaid to certain of the investors. An additional DM 20,000 plus accrued interest was repaid in 1997. During January 1998, an additional DM 10,000 was repaid.

Note 4.  Income taxes.

At December 31, 1997 the Company had approximately DM 2,396,000 of unused net operating loss deductions in Germany that may be carried forward indefinitely.

A valuation allowance of DM 1,198,000 was provided at December 31, 1998 for net operating loss carryforwards which more likely than not will not be utilized in the foreseeable future. The valuation reserve increased by approximately DM
533,000 and DM 320,000 during the years ended December 31, 1998 and 1997, respectively.

Note 5. Commitments and contingencies

The Company is obligated for non-cancelable operating lease payments with initial terms exceeding one year relating to office space and warehouse space. The lease agreements require future minimum lease payments as follows:

                Year Ending December 31,         Amount
                1999                            268,260
                2000                            272,220
                2001                            287,820
                2002                            147,420
                2003                             90,840
                                               --------
                                              1,066,560

In connection with the lease, the Company paid a DM 300,000 refundable deposit to guarantee performance of the lease and to secure a purchase option for the building. The lease contract includes a purchase option whereby the Company may acquire the property for DM 2,200,000 if the option is exercised before December 31, 2000. The deposit is included in other assets in the accompanying balance sheet. The deposit may be fully offset against the purchase price of the building, however should the purchase option expire unexercised, the deposit will be reduced by DM 90,000.

The Company has accrued DM 22,500 of additional rent during the year ended December 31, 1998 and will continue making annual accruals through the end of the option period to provide for the possible impairment of the deposit amount.

Rent expense in 1998 and 1997 was DM 270,420 and DM 49,020, respectively.

The Company has entered into employment contract with its president which provides for an annual salary of DM 96,000 per year through June 1999.


Note 6. Related party transactions

A shareholder of the Company who is also wife of the Company's president made loans aggregating DM 130,000 to the Company during the year ended December 31, 1996. The loans bear interest at between 8% and 9.25% per annum and are due DM 80,000 in 2000 and DM 50,000 in 2001 plus accrued interest.

Additionally, during 1993, the shareholder advanced DM 25,000 to the Company of which DM 6,900 was repaid in each of the years 1995 through 1997 with the balance of DM 4,300 repaid during 1998.

Additionally, during 1996, the Company's president and major shareholder advanced DM 100,000 to the Company's German subsidiary. The amount bears interest at 6% per annum beginning January 1, 1998 and the interest is due at the end of each calendar year. The loan principle is due in full on December 31, 2001.

The Company's president and major shareholder is president and a shareholder of ENTECS, Inc. a Colorado corporation formed in May 1997 to exploit patent rights to a concrete recycling system and related equipment. The Company paid a deposit of DM 250,000 for the rights to use the concrete system and subsequently transferred the rights to ENTECS in exchange for a short term note. The advance was paid in full during 1998. Additionally, ENTECS made advances to the Company aggregating DM 370,200 during the year ended December 31, 1998. The advances bear interest at 6% per annum and are due after ten years.

Additionally, during 1997, the Company made working capital advances to ENTECS of DM 50,000 and paid DM 86,250 of costs associated with the operations of ENTECS. The working capital advance bears interest at 8% per annum and was repaid DM 23,000 in 1997 and DM 27,000 plus accrued interest of $1,682 in January 1998.

The balance of the long term notes due ENTECS net of the amounts due from ENTECS amounted to DM 288,669 at December 31, 1998 and comprises the balance of advances from affiliated company included in the accompanying balance sheet.

During the year ended December 31, 1997, the Company advanced DM 50,000 to a German entity called Arbeit fur Alle e.V. (AFA). The note bears interest at 8% per annum and was originally due in installments of DM 10,000 at the end of each calendar year beginning in 1998. The payments have been extended to begin in 1999. Certain officer/shareholders of the Company have a direct ownership interest in AFA. Interest accrued as of December 31, 1998 with respect to the loan amounted to DM 6,600.

During the year ended December 31, 1998 the Company paid an aggregate of DM 98,594 to two officer/shareholders for consulting services provided to the Company.


Note 7. Stockholders' equity

During the periods covered by these financial statements the Company issued securities in reliance upon an exemption from registration with the Securities and Exchange Commission. Although the Company believes that the sales did not involve a public offering and that it did comply with the exemptions from registration, it could be liable for rescission of said sales if such exemption was found not to apply. The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken

On December 31, 1998 the Company effected a stock dividend whereby each holder of the Company's outstanding common stock received an additional two shares for each share held. The Company has accounted for the dividend as a three share for one share forward stock split and consequently, all share and per share data in the foregoing financial statements and notes thereto have been restated to reflect the dividend.

During 1997, the Company commenced a private sale of its common stock to a limited group of investors in Germany. The Company sold 700,428 shares of its common stock for gross proceeds of DM 2,675,310 and incurred direct expenses of the offering amounting to DM 536,515.

The Company has established a stock option plan for directors, management, key employees, consultants and technical advisers whereby an aggregate of 500,000 options to purchase common stock of the Company may be granted. The grant price of the options will be equal to the market price for the Company's common stock at the date the options are granted. No options have been granted under the plan through the date of these financial statements.


Note. 8. Concentrations and information about major customers

During 1998 and 1997, all of the Company's revenue from recycling operations was derived from sales within Germany. During 1998, the Company had one major customer, Nutzel/Logosys GmbH which accounted for 10% of its sales. During 1997, the Company had four major customers, Allianz Versicherungs AG, Bayerische Landesbank, Hewlett Packard GmbH and Philips GmbH whose purchases from the Company each accounted for greater than 10% of the Company's sales.

No amounts were due from these customers at December 31, 1998.

Note 9. Operations of unconsolidated subsidiary

During February 1998, the Company acquired a 49% ownership interest in T-Cycle Computer Service and Verwertungs GmbH, a German company engaged in dismantling and disposing of surplus electronic equipment in Germany. The Company paid DM49,000 for its investment in T-Cycle and has accounted for the investment using the equity method of accounting. Accordingly, the Company has recognized its share of the losses of T-Cycle for the period ended December 31, 1998, which amounted to DM 49,000, as a reduction of its investment in the company. T-Cycle has filed for protection under German bankruptcy laws. The Company does not believe that it is contingently liable for any outstanding debts of T-Cycle.


Note 10. Correction of prior year financial statement

The financial statements for the year ended December 31, 1997 have been corrected to reflect an adjustment to the commission earned by the Company on the sale of the BRS license technology to ENTECS. The commission has been reduced by DM 26,087 of German value added tax (VAT) associated with the transaction. The adjustment increased the net loss for 1997 by DM 26,087 or DM
 .0 per share.


Note 11. Proposed merger.

On October 30, 1998 TES and ENTECS entered into a definitive agreement and plan of merger (the "Agreement") providing for the merger of ENTECS with and into TES. Under the terms of the Agreement, which was approved by the Board of Directors of both TES and ENTECS, the holder of ENTECS Common Stock will receive
5.7 shares of TES Common Stock for each of its outstanding shares. The Company plans to account for the merger as a reorganization of companies under common control. The accounting for the merger is expected to be similar to that of a pooling of interests.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Stockholders
Environmental Technologies and Software Solutions, Inc.

We have audited the consolidated balance sheet of Environmental Technologies and Software Solutions, Inc. as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Environmental Technologies and Software Solutions, Inc. as of December 31, 1998, and the results of its operations and cash flows for each of the years in the two year period then ended, in conformity with generally accepted accounting principles.


                                         James E. Scheifley & Associates, P.C.
                                         Certified Public Accountants

Denver, Colorado
April 2, 1999

             Enviornmental Technologies and Software Solutions, Inc.
                           A Development Stage Company
                           Consolidated Balance Sheet
                                December 31, 1998


                                     ASSETS
                                     ------

                                                          DM              US $
Current assets:
  Cash and cash equivalents                              393,080        235,801
  Accounts receivable                                      2,230          1,338
  Inventory                                              120,000         71,986
  Prepaid expenses                                        56,152         33,684
                                                      ----------     ----------
      Total current assets                               571,462        342,809

Property and equipment, at cost, net of
  accumulated depreciation of DM 24,758                  544,442        326,600

Due from affiliated company                              288,669        173,166
License rights                                         1,123,126        673,741
                                                      ----------     ----------
                                                       2,527,699      1,516,315
                                                      ==========     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
  Accounts payable                                       135,552         81,314
  Due to related parties                                 225,000        134,974
  Accrued expenses                                        76,884         46,120
  Accrued expenses - related parties                     212,769        127,636
                                                      ----------     ----------

      Total current liabilities                          650,205        390,044


Stockholders' equity:
 Common stock, no par value,
  50,000,000 shares authorized,
 1,465,182 shares issued and outstanding               3,600,826      2,160,064
 Deficit accumulated during development stage         (1,723,332)    (1,033,793)
                                                      ----------     ----------
                                                       1,877,494      1,126,271
                                                      ----------     ----------
                                                       2,527,699      1,516,315
                                                      ==========     ==========




          See accompanying notes to consolidated financial statements.


                            Enviornmental Technologies and Software Solutions, Inc.
                                        A Development Stage Company
                                    Consolidated Statements of Operations
                                    Years Ended December 31, 1997 and 1998

                                                                                                                  Inception
                                                                                                                      to
                                                                                                                  December 31,
                                                        1997                  1998                  1998             1998
                                                         DM                    DM                   US $              DM
                                                     ----------            ----------            ----------       ------------
Revenues                                                   --                  69,369                41,613           69,369

Other costs and expenses:
  Cost of goods and services                               --                  14,004                 8,401           14,004
  General and administrative                            256,114             1,231,359               738,668        1,487,473
  General and administrative - related parties           87,500               217,656               130,567          305,156
                                                     ----------            ----------            ----------        ---------
(Loss) from operations                                 (343,614)           (1,393,650)             (836,023)      (1,737,264)

Other income and (expense):
  Interest income                                           783                11,066                 6,638           11,849
  Interest income - related parties                                             7,515                 4,508            7,515
  Interest expense - related parties                                           (1,682)               (1,009)          (1,682)
  Interest expense                                       (1,794)                 (484)                 (290)          (2,278)
                                                     ----------            ----------            ----------        ---------
                                                         (1,011)               16,415                 9,847           15,404

(Loss) before income taxes                             (344,625)           (1,377,235)             (826,176)      (1,721,860)
Provision for income taxes                                 --                  (1,472)                 (883)          (1,472)
                                                     ----------            ----------            ----------       ----------

Net (loss)                                             (344,625)           (1,378,707)             (827,059)      (1,723,332)
                                                     ==========            ==========            ==========       ==========

Earnings (loss) per share:
 Basic and diluted (loss) per share                       (0.33)                (0.99)                (0.60)           (1.33)
                                                     ==========            ==========            ==========       ==========

 Weighted average shares outstanding                  1,033,751             1,387,134             1,387,134        1,298,376
                                                     ==========            ==========            ==========       ==========





                             See accompanying notes to consolidated financial statements.

                                   Enviornmental Technologies and Software Solutions, Inc.
                                                   A Development Stage Company
                                        Consolidated Statement of Stockholders' Equity
                                             Year Ended December 31, 1998 and 1997


                                                         Common Stock                   Accumulated
                                                   Shares               Amount            Deficit             Total
                                                                          DM                DM                 DM
 Balance at inception                                  --                 --                 --                 --

 Shares issued at inception for service
  in May 1997 at $.003 per share                  1,090,000              3,685              3,685

 Shares issued for services:
    July 1997 at DM12.54 per share                      800             10,035             10,035
    August 1997 at DM12.54 per share                  8,200            102,861            102,861

 Sale of stock for cash:
    June 1997 at DM12.07 per share                    1,750             21,131             21,131
    July 1997 at DM11.62 per share                   43,290            503,164            503,164
    August 1997 at DM12.00 per share                 24,264            291,059            291,059
    September 1997 at DM12.50 per share              25,100            313,719            313,719
    October 1997 at DM12.09 per share                14,750            178,375            178,375

    Less expenses of offering                      (422,759)          (422,759)

Net loss for the year                                  --                 --             (344,625)          (344,625)
                                                 ----------         ----------         ----------         ----------

 Balance, December 31, 1997                       1,208,154          1,001,269           (344,625)           656,644

 Sale of stock for cash:
    January 1998 at DM12.31 per share                19,465            239,684            239,684
    February 1998 at DM12.22 per share               40,170            490,851            490,851
    March 1998 at DM12.18 per share                  15,400            187,588            187,588
    April 1998 at DM12.43 per share                  13,970            173,668            173,668
    May 1998 at DM12.23 per share                    38,650            472,683            472,683
    June 1998 at DM11.50 per share                  107,143          1,231,242          1,231,242
    July 1998 at DM12.72 per share                   22,230            282,630            282,630

    Less expenses of offering                      (478,789)          (478,789)

Net loss for the year                                  --                 --           (1,378,707)        (1,378,707)
                                                 ----------         ----------         ----------         ----------

 Balance, December 31, 1998                       1,465,182          3,600,826         (1,723,332)         1,877,494
                                                 ==========         ==========         ==========         ==========

                                   Enviornmental Technologies and Software Solutions, Inc.
                                                 A Development Stage Company
                                            Consolidated Statement of Cash Flows
                                           Years Ended December 31, 1997 and 1998
                                                                                                                  Inception
                                                                                                                     to
                                                                                                                 December 31,
                                                               1997              1998              1998             1998
                                                                DM                DM                US $             DM
                                                            ---------        ----------         ---------       -------------

Net (loss)                                                   (344,625)       (1,378,707)         (827,059)       (1,723,332)
  Adjustments to reconcile net income (loss) to net
   cash (used in) operating activities:
Depreciation and amortization                                  72,916           183,716           110,208           256,632
   Interest added to affiliate loan                             1,682            81,531            48,909            83,213
   Loss on transfer of machinery                                 --              16,556             9,932            16,556
   Expenses incurred by affiliate                              53,763              --                --              53,763
   Expenses added to related party loans                       87,500              --                --              87,500
   Common stock issued for services                           116,581              --                --             116,581
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable               (101,134)           98,904            59,331            (2,230)
    (Increase) decrease in prepaid expenses                      --             (56,152)          (33,684)          (56,152)
    (Increase) decrease in deposits                            (5,400)            5,400             3,239              --
    Increase (decrease) in accounts payable and                  --
        accrued expenses                                      555,041          (129,836)          (77,886)          425,205
                                                           ----------        ----------        ----------        ----------
       Total adjustments                                      780,949           200,119           120,047           981,068
                                                           ----------        ----------        ----------        ----------
  Net cash (used in) operating activities                     436,324        (1,178,588)         (707,011)         (742,264)
                                                           ----------        ----------        ----------        ----------

Cash flows from investing activities:
   Purchase of license rights                                (568,750)          (25,000)          (14,997)         (593,750)
   Advance to affiliated company                                 --            (370,200)         (222,076)         (370,200)
   Purchase of fixed assets                                  (553,042)         (152,714)          (91,610)         (705,756)
                                                           ----------        ----------        ----------        ----------
Net cash provided by (used in)
 investing activities                                      (1,121,792)         (547,914)         (328,683)       (1,669,706)
                                                           ----------        ----------        ----------        ----------

Cash flows from financing activities:
   Proceeds from loan from affiliate                           27,000              --                --              27,000
   Repayments to affiliated companies                            --            (418,695)         (251,167)         (418,695)
   Repayments to related parties                                 --            (287,500)         (172,466)         (287,500)
   Proceeds from sale of common stock                         884,688         2,599,557         1,559,422         3,484,245
                                                           ----------        ----------        ----------        ----------
  Net cash provided by
   financing activities                                       911,688         1,893,362         1,135,790         2,805,050
                                                           ----------        ----------        ----------        ----------

Increase (decrease) in cash                                   226,220           166,860           100,096           393,080
Cash and cash equivalents,
 beginning of period                                             --             226,220           135,705              --
                                                           ----------        ----------        ----------        ----------
Cash and cash equivalents,
 end of period                                                226,220           393,080           235,801           393,080
                                                           ==========        ==========        ==========        ==========

                              See accompanying notes to consolidated financial statements.

                                                          F-19

             Enviornmental Technologies and Software Solutions, Inc.
                      Consolidated Statements of Cash Flows
                     Years Ended December 31, 1997 and 1998


                                                  1997         1998      1997
                                                   DM           DM        US $
                                                 -------     --------   -------

Supplemental cash flow information:
   Cash paid for interest                             --        --        --
   Cash paid for income taxes                         --        --        --

Non-cash investing and financing activities:
   License rights acquired for debt              761,250        --        --





          See accompanying notes to consolidated financial statements

             Environmental Technologies and Software Solutions, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 1998


Note 1.  Summary of significant accounting policies.

Environmental Technologies and Software Solutions, Inc. and subsidiariy (the "Company) is in the business of recycling and disposal of waste materials, development and construction of new technologies in the environmental area as well as development, production and sale of software programs for environmental and recycling solutions and to engage in any other lawful purpose and business.

The Company's operations to date have been carried out solely within Germany by its wholly owned subsidiaries, ENTECS Umwelttechnik GmbH, (ENTECS GmbH) and ENTECS Software and Umwelttechnik GmbH, (Software GmbH) formed in March 1998.

The Company was incorporated in Colorado on May 9, 1997. The Company has recorded limited sales during the periods presented and is considered to be in its development stage.

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally, accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

Solely for the convenience of the reader, the accompanying consolidated financial statements as of and for the year ended December 31, 1998 have been translated into United States dollars. ("U.S. $") at the rate of DM 1.667 per U.S. $1.00 the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1998. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.


     Principles of consolidation
The  consolidated  statements  include  the  accounts  of the  Company  and  its
wholly-owned   subsidiaries.   All   significant   inter-company   accounts  and
transactions have been eliminated in consolidation.

     Cash and cash equivalents
The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Fair value of financial instruments
The Company's financial instruments consist of cash and cash equivalents and accounts receivable and payable. The carrying amounts of such financial instruments approximate fair value because of the short maturity of these instruments.

     Property and equipment
Property and equipment are stated at cost. Depreciation is provided for using the straight line method over estimated useful lives of five to seven years for equipment and the remaining lease term for leasehold improvements. No depreciation expense has been recorded for the year ended December 31, 1997 on the Company's machinery and equipment had not been placed in service. Depreciation expense for the year ended December 31, 1998 amounted to DM 24,758.

     Intangible assets
The Company has purchased certain licenses for the use of technology to be used in its planned business activities (see Note 2). The licenses are amortized using the straight line method over the term of the license beginning in 1997. Amortization for the years ended December 31, 1998 and 1997 amounted to DM 158,958 and DM 72,916, respectively.

The Company makes reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company for the 1998 and 1997 fiscal years.

     Revenue recognition
Revenue is recorded when goods are shipped or services are performed. Sales returns and allowances are recorded after returned goods are received and inspected. The Company expects to begin sales of its products in 1998 and plans to provide currently for estimated product returns arising therefrom.

     Advertising
Advertising expenses are charged to expense upon first showing. The Company incurred DM 75,815 DM 1,173 of advertising expense during 1998 and 1997, respectively.

     Net loss per share
Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period.

The basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Loss per share is unchanged on a diluted basis since the assumed exercise of common stock equivalents would have an anti-dilutive effect due to the existence of operating losses.

     Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates making it reasonably possible that a change in these estimates could occur in the near term.

     Stock-based Compensation
The Company  adopted  Statement  of Financial  Accounting  Standard No. 123 (FAS
123), Accounting for Stock-Based Compensation beginning with the Company's first quarter of operations.

Upon adoption of FAS 123, the Company when required will continue to measure compensation expense for any stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, and will provide pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

     Recent Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification of financial statements of financial statements for earlier periods will be required for comparative purposes.

To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software
Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.

Effective January 1, 1998, the Company adopted SOP 98-1. Costs capitalized by the Company during the year ended December 31, 1998 in accordance with these guidelines were not significant.

Effective December 31, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business
Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position. To date, the Company has operated in one business segment only.

Effective December 31, 1998, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits ("SFAS 132"). SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations or financial position. The Company has not initiated benefit plans to date which would require disclosure under the statement.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.


Note 2. Intangible assets

Intangible assets consist of two licenses for the use of recycling technology and a software license. One of the licenses (Benton Recycling System (BRS)) has been purchased from an affiliated company which had purchased the license during March 1997 from an individual who, concurrently with the purchase by the Company in September 1997, became a director of the Company. The license grants the Company the right to use patented technology for the recycling of waste concrete for a fifteen year period. The Company paid an aggregate of DM 625,000 for the license of which DM 250,000 was due to the affiliated company at December 31, 1997. This amount was paid to the affiliated company during 1998. During 1998, the Company accrued DM 155,168 for continuing consulting services provided by the director. This amount is included in accrued expenses - related parties at December 31, 1998.

Additionally, a royalty of 6% of net sales derived from the licensed technology is specified in the purchase contract. The BRS patents consists of a registered process and a patent for the construction of the corresponding machines which are based on the BRS technology. This patent has been filed for European and international rights however, it has not yet been registered.

The license excludes Asia and the United States of America, however in these areas the Company has a first right of refusal for purchase of the technology.

During the year ended December 31, 1998, due to operational problems experienced with the machine, the Company suspended payment of consulting fees to the director and the director has threatened litigation to enforce performance under the contract. Should the litigation begin, the Company intends to file a counterclaim for breach of the license agreement. At December 31, 1998, the Company has accrued the full amount due under the license agreement. The Company believes that its rights under the license agreement have not been impaired and that modifications to the equipment design will not be significant and may be effected by a qualified design engineer other than the director.

The second license (UWAS license, which covers two patents no. EPO 383227 and EPO 383229) has been purchased from an affiliated company which had purchased the license during 1997 from an unaffiliated German corporation. A significant shareholder of the unaffiliated corporation, concurrently with the purchase by the Company in September 1997, became a director of the Company. The Company paid an aggregate of DM650,000 for the license of which DM 250,000 was due to the affiliated company at December 31, 1998. The process patents for recycling metal dust and other materials into solids were registered during May 1993 and May 1992. The contract expires with the expiration of the patent which, according to German law normally expires 20 years after registration.

The amortization for the licenses has been calculated on basis of useful lives of 10 years for the process licenses and 2 years for the software license which the Company has determined to be appropriate amortization periods for the licenses using the straight line method. The total amortization for the years ended December 31, 1998 and 1997 amounted to DM 158,958 and DM72,916, respectively.


Note 3.  Income taxes.

At December 31, 1998 the Company had approximately DM 1,700,000 of unused net operating loss deductions in Germany that may be carried forward indefinitely.

A valuation allowance of DM 500,000 was provided at December 31, 1998 for net operating loss carryforwards which more likely than not will not be utilized in the foreseeable future.

Note 4. Commitments and contingencies

The Company occupies its administrative offices pursuant to a short term lease with TES, an affiliated company. Rent expense in 1998 and 1997 was DM 62,488 and DM 7,200, respectively.

The Company has entered into employment contract with its general manager of ENTECS GmbH which provides for an annual salary of DM 51,000 per year through June 1999 and provides for a management bonus of 5% of pre tax profits of the subsidiary.


Note 5. Related party transactions

The Company's president and major shareholder is president and a shareholder of TES, Inc., a Colorado corporation formed in June 1994. TES, Inc. paid a deposit of DM 250,000 and additional payments of DM 86,250 for the rights to use the concrete recycling system and subsequently transferred the rights to the Company in exchange for a short term note. During 1998 the note was paid in full. Additionally, the Company made advances to TES aggregating DM 370,200 during the year ended December 31, 1998. The advances bear interest at 6% per annum and are due after ten years.

Additionally, during 1997, the Company received working capital advances from TES of DM 50,000 and TES paid DM 53,763 of costs associated with the Company's capital raising activities. The working capital advance bears interest at 8% per annum and was repaid DM 23,000 in 1997 and DM 27,000 was repaid in January 1998.

The net balance of working capital advances, accrued interest and payment of the Company's costs amounted less payments by TES of costs associated with the BRS license in 1997 comprises the balance of amounts due affiliated company included in the accompanying balance sheet of DM 288,669.

During the year ended December 31, 1997, the Company incurred costs associated with its organization and financing activities amounting to DM 87,500. The costs are for services provided by two of the Company's directors and significant shareholders pursuant to contractual arrangements. This amount in included in general and administrative costs - related parties and amounts due to related parties in the foregoing financial statements.

Additionally, in 1998 and 1997, a significant shareholder and director received DM 146,525 and DM 48,486, respectively in commissions related to the sale of the Company's securities. This amount has been included in offering expenses in the accompanying statement of stockholders' equity.

The Company's president who is a director and significant shareholder receives a monthly salary of DM 8,000 of which DM 57,600 was unpaid as of December 31, 1998. This amount is included in accrued expenses - related parties in the accompanying balance sheet.


Note 6. Stockholders' equity

During the periods covered by these financial statements the Company issued securities in reliance upon an exemption from registration with the Securities and Exchange Commission. Although the Company believes that the sales did not involve a public offering and that it did comply with the exemptions from registration, it could be liable for rescission of said sales if such exemption was found not to apply. The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken

At inception, the Company issued an aggregate of 1,090,000 shares of its common stock to five German citizens for services provided in connection with the formation of the Company valued at DM 3,685.

During July and August 1997, the Company issued an aggregate of 9,000 shares of its common stock to two German citizens for services provided to the Company. The shares were issued at DM 12.54 per share which is considered to be their fair value based on the contemporaneous sale of the Company's shares for cash.

During June 1997, the Company commenced a private sale of its common stock to a limited group of investors in Germany. The Company sold 109,154 shares of its common stock for gross proceeds of DM 1,307,448 and incurred direct expenses of the offering amounting to DM 422,759. The shares were offered at a price of $7.00 US per share. During 1998 the Company continued the private sale of its common stock and sold an additional 257,028 shares for gross proceeds of DM 3,078,346. Certain shares of the private offering were purchased by a German stock brokerage firm at a discounted price net of the brokers agreed upon 17% sales commission. The discount amounted to DM 91,813 and has been accounted for as an additional expense of the offering. Direct expenses related to the 1998 stock sales amounted to DM 570,601 including the discount described above.

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Article 10 of TES' Articles of incorporation provides for the indemnification of TES' officers and directors. Further, the officers and directors are indemnified under various provisions of the Colorado Business Act, which provides for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in the best interests of TES. With respect to matters as to which TES' officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence in the performance of their duties to TES, Colorado law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for which the court deems proper.

     In accordance with the laws of the State of Colorado, TES' bylaws authorize indemnification of a director, officer, employee, or agent of TES for expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason of his or her having acted or served in such capacity, except for liabilities arising from his or her own misconduct or negligence in performance of his or her duty. In addition, even a director officer, employee, or agent of TES who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling TES pursuant to the foregoing provisions, TES has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits. The following is a complete list of Exhibits filed as part of this registration statement and which are incorporated herein.

Exhibit
No.               Document
---               --------
3(i)              Articles of Incorporation(1)
3(ii)             Bylaws(1)
4(i)              Form of Stock Certificate(1)
4(ii)             Form of Convertible Debenture(1)
4(iii)            Stock Option Plan(1)
5.1               Opinion of Schlueter & Associates, P.C. as to legality of TES common stock(2)
5.2               Opinion of Rossi & Maricle, P.C. as to legality of ENTECS
                    common stock(2)

8.1               Opinion of Schlueter & Associates, P.C. as to the tax
                    consequences of the proposed merger under the tax laws of the United States(2)
10(i)             Employment Contract of Gerd Behrens dated May 19, 1992(1)
10(ii)            Lease for Impler Strasse office(1)
10(iii)           Lease for building in Landsberg am Lech(1)
10(iv)            Lease for building #2 (Halle) at Landsberg am Lech(1)
10(v)             Agreement dated February 2, 1998 between TES Inc. and T-Cycle
                    GmbH(1)

23.1              Consent of James E. Scheifley & Associates, P.C. with respect to TES(3)
23.2              Consent of James E. Scheifley & Associates, P.C. with respect to ENTECS(2)
23.3              Consents of Schlueter & Associates, P.C. (included with
                    Exhibits 5.1 and 8.1)(2)
23.3              Consent of Rossi & Maricle, P.C.(included with Exhibit 5.2)(2)
         -----------------------
(1) Incorporated by reference from the Registrant's registration statement on Form 10-SB (SEC File No. 0-23779) previously filed with the Commission
(2)      To be filed by amendment
(3)      Filed herewith


     (b) Financial Statement Schedules. Schedules have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the schedule, or because the information is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a) Rule 512

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the (Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective

SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Colorado on the 6th day of May, 1999.


                                       TECHNICAL ENVIRONMENT SOLUTIONS, INC.
                                       (Registrant)



                                       By:  /s/ Gerd Behrens
                                            ------------------------------------
                                            Gerd Behrens, President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the persons in the capacities and on the dates indicated.

Date                    Title                              Signature
----                    -----                              ---------


May 6, 1999          President and director          /s/ Gerd Behrens
                     (Principal Executive Officer)   ---------------------
                                                     Gerd Behrens


May 6, 1999          Treasurer and director          /s/ Jutta Behrens
                     (Principal Financial and        ----------------------
                     Accounting Officer)             Jutta Behrens


May 6, 1999          Secretary and director          /s/ Frank Behrens
                                                     -----------------------
                                                     Frank Behrens